                                                                    Exhibit 99.3


                             Kaiser Ventures, Inc.

                              Valuation Analysis

                              As of June 30, 2001

                        [Duff & Phelps, LLC Letterhead]


                                                   July 3, 2001


Board of Directors of Kaiser Ventures Inc.
3633 East Inland Empire Boulevard, Suite 850
Ontario, CA  91764

To the Board of Directors of Kaiser Ventures Inc.:

Duff & Phelps, LLC ("Duff & Phelps") has been engaged by Kaiser Ventures Inc. ("Kaiser" or the "Company"), as independent financial advisor to the Board of Directors of the Company, in connection with a contemplated transaction (the "Proposed Transaction") involving the payment of a cash consideration of up to $10 per share ("Cash Distribution") and the conversion of the remaining stub equity portion of the Company's common stock into an interest in a newly-formed limited liability company ("LLC"). Specifically, Duff & Phelps has been asked to provide an opinion (the "Opinion") as to 1) the fair market value of the net assets of Kaiser, on a controlling interest basis, immediately following the Cash Distribution and before such net assets are distributed to the shareholders of Kaiser in the form of Class A Units in the LLC; and 2) the fair market value of a single member interest in the LLC ("Class A Unit"), on a nonmarketable minority interest basis.

It is our understanding that the purpose of the valuation of the net assets of Kaiser on a controlling interest basis is to determine the corporate tax liability in the liquidation of Kaiser. It is further our understanding that the purpose of the valuation of the Class A Unit is to distribute information to the Company's shareholders for filing their Form 1099. Duff & Phelps has not been engaged to determine whether the Proposed Transaction is fair to the shareholders of Kaiser, and has no recommendation or opinion on that matter.

In connection with this Opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:

1. Met with certain members of senior management of Kaiser at the Company's headquarters in Ontario, California, to discuss the history, financial condition, future prospects and projected performance of the Company, including its subsidiaries and investments;

2. Toured the West Valley Materials Recovery Facility and Transfer Station ("MRF") located in Ontario, California and the Company's property in Eagle Mountain, California, including the town site;

3. Reviewed Kaiser's annual reports and forms 10-K for the fiscal years ended December 31, 1999 and 2000, and form 10-Q for the quarter ended March 31, 2001, including the financial statements contained therein;

Board of Directors
Kaiser Ventures Inc.
July 3, 2001
Page 2


4. Reviewed the West Valley MRF, LLC audited financial statements for the fiscal years 1997 through 2000;

5. Held discussions with Kaiser management regarding their detailed projections for the Company and the MRF;

6. Reviewed the minutes of the board of directors meetings for Kaiser in fiscal year 2000 and the January 16, 2001 board meeting;

7.  Reviewed the Kaiser Finance Committee report dated April 19, 2001;

8. Reviewed the report to the board of directors of the MRF titled "Proposal to Expand West Valley MRF & Transfer Station" dated November 1999;

9. Reviewed the Operation and Maintenance Agreement by and between the West Valley MRF, LLC and West Valley Recycling & Transfer, Inc. dated June, 1997;

10. Reviewed the Member Operating Agreement of West Valley MRF, LLC;

11. Reviewed the Agreement for Purchase and Sale of Real Property and Related Personal Property in Regard to the Eagle Mountain Sanitary Landfill Project and Joint Escrow Instructions between the County Sanitation District No. 2 of Los Angeles County and Mine Reclamation, LLC;

12. Reviewed the Operating Agreement for Mine Reclamation, LLC;

13. Reviewed the note receivable in the amount of $1,443,094 from McLeod Properties, Fontana LLC;

14. Reviewed the non-binding merger proposal from Integrated Water Resources, Inc. dated April 24, 2001;

15. Reviewed the historical trading price and volume of Kaiser common stock;

16. Reviewed miscellaneous SEC filings for Kaiser;

17. Reviewed other operating and financial information provided by management of Kaiser; and

18. Reviewed economic and industry information and conducted such studies, analyses and investigations as we deemed appropriate.

Our Opinion assumes the accuracy and completeness of the information provided to us. Duff & Phelps has not independently verified the accuracy and completeness of the information supplied to us with respect to the Company and does not assume any responsibility with respect to it. With respect to the forecasts regarding the Company's future financial and operating results, Duff & Phelps has assumed, without independent verification or investigation, that such forecasts and pro forma information were prepared on bases reflecting the best currently available information, estimates and judgments of Kaiser management and that the assumptions underlying the forecasts and pro forma information were reasonable. Duff & Phelps has not made or obtained any independent evaluations or appraisals of Kaiser's assets or liabilities. Duff & Phelps has relied, without independent verification or investigation, on the financial

Board of Directors
Kaiser Ventures Inc.
July 3, 2001
Page 3


statements and valuations provided by Kaiser management. Furthermore, we have assumed that there has been no material change in the assets, financial condition, business, or prospects of the Company since the date of the most recent financial statements made available to us. Industry information and data on comparable companies used as background for our analysis were obtained from regularly published sources. We did not independently verify the accuracy and completeness of the information obtained from published sources.

Conclusions
-----------

Based on our analysis and relying upon the accuracy and completeness of all information provided to us, it is our preliminary opinion that the fair market value of the net assets of Kaiser, on a controlling interest basis, is
reasonably stated in the amount of $15.53million.   Furthermore, it is our
preliminary opinion that the fair market value of a Class A Unit is reasonably stated in the amount of $1.45 per member interest, on a fully diluted, nonmarketable minority interest basis.


                              Respectfully submitted,


                              /s/ Duff & Phelps, LLC
                              Duff & Phelps, LLC

                             Kaiser Ventures, Inc.
                               Table of Contents

================================================================================

   I.     Valuation Summary

   II.    Discounted Cash Flow Analysis

   III.   Discount Rate

   IV.    Net Asset Value Analysis

   V.     MRC Analysis

   VI.    Other Assets Analysis

   VII.   TIP Payment Analysis

   VIII.  Kaiser Trading Price and Volume

   IX.    WVMRF Analysis

          A.   Valuation Summary
          B.   Discounted Cash Flow Method
          C.   Comparable Public Company Data
          D.   Transaction Data
          E.   Market Approach


Appendix
          A.   Asset Description

                            KVI Valuation Analysis

Duff & Phelps, LLC ("Duff & Phelps") has prepared a valuation analysis of Kaiser Ventures, Inc. ("KVI" or "the Company"). The purpose of our analysis is to provide an opinion as to: (1) the fair market value of the net assets of Kaiser, on a controlling interest basis, immediately following a contemplated distribution of $10 per share (the "Cash Distribution") and before such net assets are distributed to the shareholders of Kaiser in the form of Class A Units in a newly formed limited liability company (the "LLC"), and (2) the fair market value of a single member Class A Unit in the LLC, on a non-marketable, minority interest basis.

Duff & Phelps has relied primarily on the discounted cash flow ("DCF") method and the net asset value method in rendering its opinions of value. We have also considered recent market trading prices for KVI stock, as well as the merger proposal put forth by Integrated Water Resources, Inc. ("IWR"), which has recently been withdrawn.


Summary and Conclusion of Value

The table included in Tab I presents a summary of Duff & Phelps' valuation analysis and conclusions. As the table shows, the DCF method and the net asset value method yield total net asset values, on a controlling interest basis, of approximately $82.60 million and $81.36 million, respectively, before deducting the Cash Distribution. The total market capitalization of KVI's common stock, based on a twenty-day average closing price of $12.89 (for the 20 trading days ended June 29, 2001) and 6.65 million fully diluted shares (the calculation of fully diluted shares is discussed below), is approximately $85.64 million. Therefore, the market trading price of KVI's stock provides strong support for the valuation conclusions yielded in our analysis.

We have concluded upon an average of the values yielded by the DCF and net asset value methods, for a concluded net asset value of $82.0 million before the Cash Distribution. Based on the assumed Cash Distribution of $10.00 per share, we deduct the aggregate Cash Distribution of $66.47 million from the concluded net asset value to arrive at an adjusted net asset value of $15.53 million post-Cash Distribution, on a controlling interest basis. Based on the 6.65 million fully diluted shares outstanding, we conclude that the controlling interest value of the net assets of KVI after the Cash Distribution is equal to $2.34 per share.

Tab I also presents the determination of the fair market value of a single member Class A Unit, on a non-marketable, minority interest basis. Starting with the controlling interest value of $2.34 per unit after the Cash Distribution, we apply a minority interest discount of 10%. The minority interest discount, which is the mathematical inverse of a control premium, captures the diminution in value due to the lack of control inherent in the subject minority investment. A minority interest investor lacks the ability to influence such things as: setting corporate policy, determining the future course of business, determining management compensation, acquiring and/or liquidating assets, determining distribution policy, altering the capital structure of the firm, and liquidating the entity and distributing its net assets. Minority interest discounts are typically cited in the range of 10% to 30%.

Based on our analysis, it is our opinion that a discount at the lower end of the range is warranted. Our conclusion is based on the fact that KVI has a clearly defined strategy of liquidating its assets for maximum realizable value over the short- to medium term and distributing the proceeds from such liquidation to the equity holders. Furthermore, KVI has a Transaction Incentive Plan ("the TIP Plan") in place that provides monetary incentive for management to maximize the sale price of any assets. Therefore, we have concluded that an appropriate discount for minority interest is 10%.

We next apply a marketability discount to the subject minority investment in KVI. The Company's common stock is publicly traded on the NASDAQ National Market System. As part of the Proposed Transaction, the publicly traded shares will be converted into Class A Units of the LLC. The Class A Units will not be traded on any exchange and will, therefore, lack the liquidity inherent in the registered, freely traded KVI common stock.

As the Class A Units are less attractive and more difficult to sell than publicly traded securities, a discount for lack of marketability needs to be layered on top of the minority interest discount in order to arrive at the fair market value of the Class A Units.

KVI management does not anticipate liquidating all of its assets until 2005. This implies a four- to five-year holding period for the Class A Units. Based on our analysis of discounts placed by investors on restricted stocks relative to identical freely traded securities, along with the specific facts and circumstances related to KVI, we have determined that a reasonable discount for lack of marketability is 30%.

The resulting fair market value of the Class A Units, after paying the Cash Distribution and applying the 10% minority interest discount and the 30% discount for lack of marketability, is reasonably stated in the amount of $1.45 per unit on a non-marketable, minority interest basis.


DCF Method

The starting point for our DCF analysis, which is presented in Tab II, was the KVI financial model prepared by management and provided to Duff & Phelps (the "Liquidation Model"). The Liquidation Model comprises a five-year projection of income, expenses, cash flow and dividends for KVI given certain assumptions as to asset valuations, the timing of certain asset dispositions, and interim income and expenses. The model ultimately assumes that KVI is fully liquidated by the end of 2005, and therefore includes estimates of ongoing overhead costs as well as liquidation costs, such as severance payments and lease termination expenses.

Using the Liquidation Model as a starting point, we then applied adjustments to reflect more recent estimates of certain income and expense amounts and to reflect Duff & Phelps' own analyses as to the valuation of certain assets.

Adjustments to Tax Loss on Conversion
-------------------------------------

One of the inputs to the Liquidation Model for the 2001 projection period is the tax loss that is generated from the conversion of KVI to a limited liability company. The tax loss is determined based on the value of assets and liabilities on hand at the conversion date, as well as the tax basis in KVI's assets. Management's version of the tax loss was approximately $48.1 million while our adjustments result in an estimated tax loss of $44.3 million. This reduction resulted from Duff & Phelps applying the following changes to the Liquidation
Model:

     * The calculation of net cash on hand upon conversion was adjusted to reflect:

        . A decrease in the 2001 income tax liability, from $5.0 million to $3.25 million, which is then offset by a $1.7 million income tax payment made by KVI in April 2001, reducing the net liability to $1.55 million

        . The reduction in the estimated cost to purchase the AIG insurance policy which will eliminate KVI's ongoing liability for personal injury and environmental issues. We have reduced the total cost of the AIG policy to $6.2 million based on discussions with management.

        . Cash balances have been adjusted to reflect cash on hand as of June 30, 2001, as represented by management. This amount was then adjusted downward to eliminate the cash balances of Mining Reclamation, LLC ("MRC"), a majority owned entity that is included in KVI's financial reporting on a consolidated basis.

        . The $10 per share Cash Distribution was adjusted to reflect the number of fully diluted shares outstanding.

        . Future capital commitments to MRC were adjusted to reflect the latest budgeted figures as well as the estimated probability of occurrence for two different scenarios that are discussed below.

     * The value of KVI's investments in West Valley MRF, LLC ("WVMRF") and Mining Reclamation, LLC ("MRC") were adjusted to reflect Duff & Phelps' valuation analyses for each of these assets, as discussed below under the heading "Net Asset Value Method."

     Adjustments to Income Items
     ---------------------------

     We also adjusted the Liquidation Model to reflect our own estimates of income, both from asset sales and from ongoing operations, as follows:

     * Income from the sale of MRC's assets, and KVI's interest therein was adjusted to reflect the calculations discussed below, under the heading "Net Asset Value Method."

     * Income from the sale of KVI's 50% interest in WVMRF was adjusted to reflect inputs from Duff & Phelps' detailed valuation analysis of that entity, as follows:

        . Based on management's assumption of a sale of KVI's interest in 2004, we have taken Duff & Phelps' estimate of 2004 EBITDA and applied an exit multiple of 5.5 to yield a total enterprise value of $36.0 million.

        . We then deducted the estimated 2004 year-end balance of interest-bearing debt from total enterprise value to yield a total equity value of $23.5 million

        . Based on the foregoing, the value of KVI's 50% interest in WVMRF in 2004 is estimated at $11.75 million, which is then discounted by 20% according to the terms of the WVMRF members' operating agreement, which would allow KVI's partner, Burrtec, to purchase the 50% interest at 80% of the appraised fair market value.

        . KVI's tax basis in WVMRF at the time of sale has been adjusted to reflect Duff & Phelps' projections of net income and cash distributions over the 2001 through 2004 period.

     * Interim equity income from KVI's ownership interest in WVMRF is adjusted to reflect Duff & Phelps' income projections for that entity.

     * Interim income from KVI's interest in MRC, which is generated by interest on escrowed sale proceeds, is adjusted to reflect an August 31, 2001 closing of the land sale, as well as a 50% probability of such transaction taking place.

Adjustments to Expense Items
----------------------------

We adjusted the Liquidation Model to reflect management's updated estimates of certain expense items, as follows:

     * MRC operating expenses were adjusted to management's updated estimates as well as the estimated probability of occurrence for two separate scenarios that are discussed below.

     * Payments related to the Transaction Incentive Program were recalculated based on the TIP program's target and threshold amounts in conjunction with Duff & Phelps' valuation estimates for the related assets.

Adjustment to Shares Outstanding
--------------------------------

Based on the KVI management estimates as provided to Duff & Phelps, along with the adjustments noted above, the Liquidation Model ultimately yields a five-year projection of net cash flow that is available to be distributed to shareholders, stated both in gross dollars and dollars per share. The original Liquidation Model calculates cash distributions per share based on a rounded estimate of 6.6 million shares outstanding. We have adjusted the model to reflect actual shares outstanding as of June 30, 2001 on a fully diluted basis, based on outstanding in-the-money options. The calculation of fully diluted shares is based on the following:

     *  Total shares issued and outstanding as of June 30, 2001 were 6,552,087.

     * The exercise of in-the-money stock options would result in the issuance of an additional 94,709 shares based on a model provided by management.

     *  Management's option exercise model assumes that:

        .  All in-the-money options are exercised

        . All option exercises are carried out by netting out the value of exercised options against the associated exercise price as well as the associated withholding taxes.

     * The stock price used for determining which options are in the money is $12.89 per share, which is the average closing price for the 20 trading days ended June 29, 2001.

Cash Distributions and Valuation

KVI management's Liquidation Model projects KVI's cash flow that will be available for distribution to shareholders from asset sales and interim operations. Based on discussions with management and current cash availability, we assume that there is a $10.00 per share Cash Distribution at or near the end of calendar 2001. Based on management's original assumptions incorporated in the Liquidation Model, we further assume that remaining cash balances and future cash flows are retained through the end of calendar 2004, when a $2.00 per share distribution is paid. Finally, with the sale of all remaining assets by the end of 2005, a final payment is assumed to be made at the end of that year, representing the complete liquidation of KVI and the distribution of all cash balances. Based on all of the other elements incorporated in the Liquidation Model and discussed above, the final 2005 distribution is projected at approximately $4.47 per share.

Once shareholder distributions are projected, they are then discounted back to present value using a discount rate that reflects our estimate of KVI's cost of equity capital, modified as discussed below.

The cash flows that are expected to be generated and distributed during the 2002 to 2004 period are generated primarily from KVI's interest in WVMRF and the ongoing costs associated with the liquidation of other assets. We have, therefore, applied an equity cost of capital that is appropriate for the resulting risk profile. In particular, since cash inflows would be derived primarily from WVMRF, the equity discount rate applied, at 20%, is of similar magnitude to that applied in our valuation of WVMRF. The 20% equity discount rate was derived using the build-up method, which begins with a risk-free rate (represented by the yield on five-year Treasury notes to match the duration of our projection period) and then adds certain risk premiums to arrive at an appropriate risk-adjusted rate of return that equity investors would require in order to commit capital to KVI. The tables included in Tab III present the quantitative derivation of this discount rate.

We then considered the final cash distribution in 2005. The amount of this distribution is driven largely by the sale of MRC's assets, which carries a significantly higher level of risk. The legal, regulatory and business issues facing KVI and MRC in the sale of its Eagle Mountain property are much greater than those associated with WVMRF. To reflect the additional risk associated with the 2005 distribution, we have added an additional 10% to the company specific risk premium used in our discount rate derivation. Therefore, the discount rate applied to KVI's projected 2005 distribution is 30%.

Discounting the projected cash flows to present value and then summing the present values, yields a total net asset value, on a controlling interest basis, of $16.13 million, after the Cash Distribution.

Net Asset Value Method

In the net asset value ("NAV") method, the assets and liabilities of the Company are adjusted to fair market value as of the valuation date. Deducting the fair market value of liabilities, including contingent liabilities, from the fair market value of assets, results in the total net asset value of the Company on a controlling interest basis.

Our starting point for the NAV analysis, which is presented in Tab IV is KVI's March 31, 2001 balance sheet, as provided in the Company's quarterly report on Form 10-Q. Certain balance sheet items, which are typically assumed to be stated at current market value, were not adjusted in our analysis. These items include accounts receivable, accounts payable, and accrued liabilities (current and other). Additional balance sheet items that were adjusted and/or added are discussed below.

Cash and Cash Equivalents

Updated information on KVI's cash balances as of June 30, 2001 was provided by management. The cash reflected in our net asset value analysis is adjusted downward to eliminate the amount that is consolidated from MRC's balance sheet. The value of MRC's cash balance is reflected in the valuation of MRC as a reduction in funds required for calendar 2001 operations.

Investment in WVMRF

We have prepared a detailed valuation analysis of KVI's 50% interest in WVMRF, using the discounted cash flow method, as well as a market approach based on comparable public companies and comparable merger/acquisition transactions. The WVMRF valuation analysis is presented in Tab IX. Based on our analysis, we concluded that the fair market value of a 100% equity interest in WVMRF is $18 million. Thus, KVI's 50% interest is valued at $9 million. We then applied a 20% minority interest discount and a 30% discount for lack of marketability to arrive at a fair market value of $5.04 million, as compared with KVI's carrying value of $3.92 million.

Investment in MRC

KVI's investment in MRC represents an 80.2824% equity interest. Based on discussions with KVI management, we have valued this investment on a discounted cash flow basis, using two equally weighted scenarios, which are presented in Tab V. Each scenario and its resulting value indication is described below.

Scenario 1:  MRC completes the sales its Eagle Mountain property to the Los
----------
Angeles Sanitation District ("LASD") at the currently contemplated price of $41 million. The proceeds are assumed to be placed in an escrow account by the end of August 2001 and accrue interest at 4.0% per annum. The funds (purchase price and interest) are assumed to be held in escrow until the end of 2005, allowing time for the resolution of all legal and regulatory hurdles. Between the date of value and the end of 2005, MRC is assumed to incur significant legal and administrative costs, with the projection of such costs provided by KVI management and reflected in the MRC budget. We have excluded any MRC legal and administrative costs for 2001 from our projections since they are assumed to be funded by MRC's existing cash on hand (which is deducted from KVI's consolidated cash balance). The annual net cash flow available to, or required from, MRC's owners is then discounted to present value using a discount rate of 30%, resulting in a total equity value of $13.20 million for MRC. Based on KVI's 80.2824% interest, the value attributable to this asset under Scenario 1 is estimated at $10.6 million.

Scenario 2:  In order to avoid the ongoing need to fund legal and administrative
----------
costs, MRC is assumed to sell its Eagle Mountain property to a third party by the end of June 2002, with the third party buyer going forward with the $41 million sale to the LASD and funding all of the necessary legal and administrative costs. Under this scenario, in exchange for the avoidance of ongoing costs, MRC is assumed to split the purchase price of $41 million with the buyer, with KVI's resulting $20.5 million share also held in escrow until December 2005. Once again, MRC costs for 2001 are assumed to be funded by cash on hand. Costs for 2002 are assumed at one-half the budgeted amount since the sale is assumed to occur at mid-year. Discounting this cash stream to present value at 30% yields a total value of $5.70 million, or $4.57 million for KVI's 80.2824% interest.

Conclusion:  As noted, the value indications from each of the two scenarios
----------
described above are equally weighted, resulting in a value conclusion of $7.59 million.

Notes Receivable

KVI holds certain notes receivable related to: (1) the February 2001 sale of Silver Lake Mine for $2.0 million, and (2) the September 1997 sale of a portion of the former Kaiser Steel mill site. The former note is payable over a five-year term, bears interest at 8% per annum, and is secured by the assets sold. The latter note has a remaining term of approximately one year, bears interest at a rate of 10% per annum and is also secured by the asset sold. We have reviewed the terms of KVI's notes receivable and investigated market lending rates for similarly structured loans. Based on our review and investigation, it is Duff & Phelps' opinion that the interest rates on the notes reflect current market yields. Therefore, notes receivable are stated in the net asset value analysis at their outstanding principal balances as of the date of value.

Other Assets

KVI holds other miscellaneous assets, including real property at Lake Tamarisk, rock/aggregates at Eagle Mountain, the Eagle Mountain Townsite, and the Tar Pits Parcel at Kaiser's former steel mill site. Each of these assets is described in greater detail in Appendix A. KVI management has provided Duff & Phelps with estimated values for each of these assets as follows: Lake Tamarisk properties- $250,000, Eagle Mountain aggregates - $273,000, Eagle Mountain Townsite - $0, Tar Pits Parcel - $0. Therefore, management's total value estimate for these other assets is $523,000. In addition, management provided estimates of cash flow from the potential sale of such assets as part of the Liquidation Model. Based on management's estimated magnitude and timing of cash flow from the sale of these assets, and the application of a 20% discount rate, we estimated a total value of $620,000, as presented in Tab VI. Thus, the valuation estimates are reasonably supportive of each other. In the net asset value model we have utilized the higher value derived from the Liquidation Model in order to maintain consistency between the net asset value method and the discounted cash flow method.

Chuckwalla Water

As discussed below, IWR's merger proposal included the assignment of value to certain water rights in the Chuckwalla Basin, adjacent to Eagle Mountain. Management has indicated that KVI has the rights to extract water from the Chuckwalla Basin, so long as such water is utilized in the operation of an iron ore mine. KVI management has represented that it is their opinion that the Company's Chuckwalla water rights do not have any material value.

AIG Insurance Policy and Premium Liability

In connection with historical actions and operations, KVI may have exposure to certain contingent liabilities for personal injury claims (primarily asbestos-related) and environmental claims. In order to mitigate its ongoing contingent liabilities, the Company plans to purchase an umbrella liability policy from AIG Insurance for a one-time premium of $6.2 million. It is our understanding that $2.0 million of the premium cost will be funded by the Kaiser Steel bankruptcy estate, reducing KVI's net cost to $4.2 million including taxes and other transaction costs. KVI management believes that this policy eliminates all material contingent liabilities associated with prior operations of the Company and its predecessor.

Income Tax Liability

Based on the 2001 results from the Liquidation Model, as modified by Duff & Phelps, we estimate that the Company's income tax liability for 2001 will be approximately $3.25 million after considering all NOL carryforwards. It is our understanding that KVI made an income tax payment of approximately $1.7 million in April 2001. Therefore, the adjusted balance sheet includes an income tax liability for the remaining $1.55 million for calendar 2001. In subsequent years, no provision is included for income taxes since the Company is assumed to convert to a limited liability company and thereby avoid any further corporate level income taxes.

Present Value of Administrative & Overhead Expenses

Over the expected remaining life of KVI, the Company is expected to incur ongoing administrative and overhead ("A&O") costs, consisting primarily of: (1) board of director fees, (2) investor relations costs, (3) SEC compliance costs,
(4) personnel costs, (5) legal fees, and (6) other miscellaneous expenses. The level of expected ongoing A&O costs is set forth in the Liquidation Model, and is based on detailed estimates compiled by management. As with interim cash flows for calendar 2002 through 2004 in the DCF analysis, A&O costs are discounted to present value at 20% to arrive at a total liability of $7.13 million. Calculation of the present value of A&O expenses is included in Tab II as part of the DCF analysis.

Present Value of TIP Payments

As noted in connection with the DCF analysis, we have calculated the expenses that KVI will incur under its TIP program. The calculation of TIP payments is presented in Tab VII. As with the A&O expenses above, we have discounted KVI's expected cash outflow to present value at 20%. Based on our estimated asset values and assumed liquidation timing in conjunction with the TIP target amounts and 20% discount rate, the total present value of KVI's future TIP payment liability is calculated at $2.34 million.

Present Value of Severance and Liquidation Expenses

In connection with the liquidation of KVI, the Company is expected to incur certain severance costs and other liquidation expenses, such as lease termination expenses and reserves for other liquidation contingencies. These costs were estimated by KVI management and included in the Liquidation Model. Discounting severance and liquidation expenses to present value yields a total liability of $3.69 million. This calculation is also included in Tab II as part of the DCF analysis.

Net Asset Value

As detailed on the adjusted balance sheet (Tab IV), the total market value of KVI's assets is estimated at $104.66 million and the total market value of KVI's liabilities is estimated at $23.30 million. Therefore, KVI's net asset value is calculated as $81.36 million before the Cash Distribution.


IWR Purchase Proposal

On April 24, 2001, Integrated Water Resources, Inc. delivered a merger proposal to KVI. The value placed on this offer was $15.65 per share. KVI's management has represented that, as of June 27, 2001, the IWR merger discussions had been terminated. Based on our analysis, we do not believe that this or another transaction would ultimately be consummated a purchase price similar to that proposed by IWR.

IWR's proposal is based on certain valuation assumptions that are not likely to survive the scrutiny of a thorough due diligence process. For instance, IWR assigned a value of $25.7 million to KVI's interest in MRC and other Eagle Mountain Assets. Our analysis results in a value of approximately $10.9 million for such assets. IWR has also assumed a value of $15.0 million for KVI's interest in WVMRF, while our analysis indicates a fair market value of $5.0 million for this investment. IWR also assigns a $5.0 million value to a water well and certain water rights in the Chuckwalla basin. KVI management believes that the Chuckwalla assets have minimal or no value.

--------------------------------------------------------------------------------

                             Kaiser Ventures, Inc.

                               Valuation Summary


   --------------------------------------------------------------------------------------------------------------------------------
                                                                      Net Asset
                                                                        Value              DCF            Trading
                                                                        Method           Method          Price (2)      Conclusion
   --------------------------------------------------------------------------------------------------------------------------------
   Controlling Interest Valuation Summary:

   Controlling Net Asset Value                                       $81,360,000      $82,600,000      $85,640,000      $82,000,000
   Less:  Pending Distribution                                      ($66,470,000)    ($66,470,000)    ($66,470,000)    ($66,470,000)
   -------------------------------------------------------         -------------    -------------    --------------   -------------
   Controlling Interest Value After Distribution                     $14,890,000      $16,130,000      $19,170,000      $15,530,000

   Controlling Interest Value per Share (1):
     Before Distribution                                             $     12.24      $     12.43      $     12.89      $     12.34
     After Distribution                                              $      2.24      $      2.43      $      2.89      $      2.34


   Non-Marketable Minority Interest Valuation Summary:

   Controlling Interest Value per Share:                                                                                $     12.34
   Less:  Pending Distribution                                                                                          $    (10.00)
   -------------------------------------------------------                                                            -------------
   Controlling Value per Share After Distribution                                                                       $      2.34

   Less:  Minority Interest Discount                        10.0%                                                            ($0.23)
   -------------------------------------------------------                                                            -------------
   Marketable, Minority Interest Value per Share After                                                                  $      2.10
   Distribution

   Less:  Marketability Discount                            30.0%                                                            ($0.63)
   -------------------------------------------------------                                                            -------------
   Non-Marketable, Minority Interest Value per Class
   A Unit After Distribution (rounded)                                                                                  $      1.45
   =======================================================                                                            =============

------------------------------------------------------------------------------------------------------------------------------------

    Notes:

(1) Shares Outstanding at 3/31/01                                6,552,087
    Plus:  Net Additional Shares from Exercise
    of In-the-Money Options                                         94,709
    -------------------------------------------------------     ----------
    Fully Diluted Shares                                         6,646,796
    =======================================================     ==========

(2) Twenty-day average closing price of KRSC through 6/29/01

                         Discounted Cash Flow Analysis

                             Kaiser Ventures Inc.
                             -------------------

            Financial Projections and Discounted Cash Flow Analysis
            -------------------------------------------------------

                                                              Assump        2001        2002       2003        2004         2005
                                                              ------        ----        ----       ----        ----         ----
        INCOME (Cash Basis)
        -------------------

    FMV of Assets at Time of Contribution to LLC                 2
      Gross Cash on Hand                                                 22,545,855
        Accrued Liabilities to Be Paid                                     (949,838)
        One-Member LLC Deductible Future Liabilities                     (9,517,000)
        Two-Member LLC Add'l Deductible Future Liabilities               (3,779,681)
                                                                       -------------
      Net Cash on Hand                                                    8,299,336
      MRC Investment                                                      7,586,422
      WVMRF Joint Venture Interest                                        5,040,000
      Other Assets                                                          617,627
                                                                       -------------
        Total FMV of Assets                                              21,543,384
      Deductible Bases
        Net Cash on Hand                                                (12,079,017)
        KVI Tax Basis in MRC Investment                                 (52,182,000)
        KVI Tax Basis in WVMRF JV Interest                               (1,422,354)
        KVI Tax Basis in Other Assets                                      (125,000)
                                                                       -------------

      Total FMV of Assets at Time of LLC Contribution                   (44,264,987)
                                                                       -------------


      FUWC Sale to CCWD                                            2001  82,629,998           -          -           -            -
        KVI Tax Basis in FUWC                                              (564,000)          -          -           -            -
      MRC Sale - less closing costs                                2005           -           -          -           -   24,084,720
      MRC Sale - Interest Deferred from Prior Years                               -           -          -           -    2,302,513
        KVI Tax Basis in MRC Interest Sold                                        -           -          -           -  (26,387,233)
      WVMRF Sale to Burrtec                                        2004           -           -          -   8,613,000            -
        KVI Tax Basis in WVMRF JV Interest                                        -           -          -  (1,819,171)           -
      Sales of Other Assets                                     Various   1,995,000           -    975,000           -            -
        KVI Tax Basis in Other Assets                                       (50,000)          -   (125,000)          -            -
                                                                       -------------------------------------------------------------

        Net Gain/Loss on Asset Sales                                     84,010,998           -    850,000   6,793,829            -
                                                                       -------------------------------------------------------------

    Interim KVI Operations
      Water Revenues                                                        264,000           -          -           -            -
      WVMRF Equity Income                                       50.000%   1,319,697   1,601,612  1,773,139   1,957,189            -
      MRC Revenues                                              80.282%     220,040     667,117    693,802     721,554      750,416
      Other Asset Revenues                                                  896,040     877,757    857,957      36,514       13,291
      Other Income                                                                -           -          -           -            -
                                                                       -------------------------------------------------------------

        Total Interim Operations                                          2,699,776   3,146,487  3,324,898   2,715,257      763,707
                                                                       -------------------------------------------------------------

        Total Revenues                                                   42,445,787   3,146,487  4,174,898   9,509,086      763,707
                                                                       -------------------------------------------------------------

    Interim Operating Expenses
      CCWD Lease Commission                                       5.42%     (14,309)          -          -           -            -
      MRC Operating Expenses                                    80.282%  (1,856,260)   (785,293)  (198,149)   (165,855)    (130,385)
      Other Operating Expenses                                             (800,000)   (800,000)  (800,000)          -            -
                                                                       -------------------------------------------------------------
        Total Operating Expenses                                         (2,670,569) (1,585,293)  (998,149)   (165,855)    (130,385)
                                                                       -------------------------------------------------------------

          Net Operating Revenues                                         39,775,219   1,561,194  3,176,749   9,343,232      633,322
                                                                       -------------------------------------------------------------

                             Kaiser Ventures Inc.
                             -------------------

            Financial Projections and Discounted Cash Flow Analysis
            -------------------------------------------------------

                                                       Assump        2001          2002          2003          2004          2005
                                                       ------        ----          ----          ----          ----          ----
    Administrative Expenses
      Directors                                                    (284,900)     (190,107)     (186,570)     (189,827)     (193,182)
      Investor Relations                                            (64,640)      (66,579)      (15,532)      (15,998)      (16,477)
      SEC                                                           (86,900)      (89,507)      (92,192)      (94,958)      (97,807)
      Administration                                             (2,393,483)   (2,013,497)   (1,532,571)   (1,432,054)   (1,235,617)
                                                               --------------------------------------------------------------------
        Total Administrative Expenses                            (2,829,923)   (2,359,690)   (1,826,865)   (1,732,837)   (1,543,083)
                                                               --------------------------------------------------------------------

          Operating Income/(Loss)                                36,945,296      (798,496)    1,349,884     7,610,394      (909,761)

    Interest Income (Expense)                                     2,140,400       289,700       279,000       316,800       180,000
                                                               --------------------------------------------------------------------

    Other Expenses/Payments
      TIP Payments                                               (1,699,693)            -             -       (47,802)   (1,747,496)
      Employee Severance                                           (400,000)            -    (2,336,104)            -             -
      Shutdown Office                                              (100,000)            -      (688,000)            -             -
      Property Environmental Liabilities                                  -             -             -             -             -
      Personal Injury/Claim Reserve                                       -             -             -             -             -
      AIG Personal Injury/Environ Policy Premium                 (6,200,000)            -             -             -             -
      Deductions for KSC Recovery Distributions                  (1,500,000)
      Liquidation Expenses                                                -             -             -             -    (1,000,000)
      General Reserve                                                     -             -             -             -    (2,000,000)
                                                               --------------------------------------------------------------------
        Total Other Expenses/Payments                            (9,899,693)            -    (3,024,104)      (47,802)   (4,747,496)
                                                               --------------------------------------------------------------------

           Net Pre-tax Income/(Loss)                             29,186,002      (508,796)   (1,395,220)    7,879,392    (5,477,257)
                                                               --------------------------------------------------------------------

    KVI Income Taxes
        State Statutory                                 8.8%     (2,568,368)            -             -             -             -
        Federal Statutory                              34.0%     (9,049,996)            -             -             -             -
        Federal NOL Sheltered                         100.0%      9,049,996             -             -             -             -
        Federal AMT                                    20.0%     (5,323,527)            -             -             -             -
        Federal AMT Sheltered                          90.0%      4,640,000             -             -             -             -
                                                               --------------------------------------------------------------------
           Net Taxes                                             (3,251,895)            -             -             -             -
                                                               --------------------------------------------------------------------

           Net Income/(Loss)                                     25,934,107      (508,796)   (1,395,220)    7,879,392    (5,477,257)
                                                               ====================================================================

        NOL CARRYFORWARDS
        -----------------

      Year of Conversion to LLC                         2001

      Reg NOL Beginning Balance                   43,600,000     43,600,000             -             -             -             -
        NOL Utilized                                            (26,617,634)            -             -             -             -
        NOL Generated                                                     -             -             -             -             -
                                                               --------------------------------------------------------------------

      Reg NOL Ending Balance                                     16,982,366             -             -             -             -
                                                               ====================================================================

      AMT NOL Beginning Balance                   23,200,000     23,200,000             -             -             -             -
        NOL Utilized                                            (23,200,000)            -             -             -             -
        NOL Generated                                                     -             -             -             -             -
                                                               --------------------------------------------------------------------

      AMT NOL Ending Balance                                              -             -             -             -             -
                                                               ====================================================================

                             Kaiser Ventures Inc.
                             -------------------

            Financial Projections and Discounted Cash Flow Analysis
            -------------------------------------------------------

                                                          Assump       2001        2002        2003         2004         2005
                                                          ------       -----       -----       -----        -----        ----
        CASH FLOW STATEMENT
        -------------------

    Cash Flow from Operations
      Net Income/(Loss)                                            25,934,107     (508,796)  (1,395,220)    7,879,392    (5,477,257)
      Add Back:
        Depreciation Expense                                                -            -            -             -             -
        KVI Tax Basis of Net Assets Contributed to LLC             44,264,987            -            -             -             -
        KVI Tax Basis in FUWC                                         564,000            -            -             -             -
        KVI Tax Basis in MRC Interest Sold                                  -            -            -             -    26,387,233
        KVI Tax Basis in WVMRF JV Interest                                  -            -            -     1,819,171             -
        KVI Tax Basis in Other Assets                                  50,000            -      125,000             -             -
      KCS Recover Deduction Offsets
        Reverse Distribution Deduction                              1,500,000
        Contribution to AIG Premium Cost                            2,000,000            -            -             -             -
      MRC
        Deduct Non-Cash Interest Income                              (220,040)    (667,117)    (693,802)     (721,554)            -
      West Valley MRF
        Deduct Equity Income                                       (1,319,697)  (1,601,612)  (1,773,139)   (1,957,189)            -
        Add Cash Dividends                                          1,471,342    1,345,992    1,747,943     1,841,189             -
      Adjustment for Iron Ore Mine Sale                            (1,079,728)     238,555      258,355       279,798       303,021
      Non-Tax Deductible Expenditures
        CSI Settlement Payment                                     (1,315,000)           -            -             -             -
                                                                  ------------------------------------------------------------------

            Cash From Operations                                   71,849,972   (1,192,980)  (1,730,864)    9,140,807    21,212,997
                                                                  ------------------------------------------------------------------

    Cash from Financing Activities
      KVI Investment in MRC                                        (1,279,681)           -            -             -             -
        Use of KVI Cash in MRC                                              -      785,293      198,149       165,855       130,385
        Add Back Pro Rata MRC Accrued Expenses                      1,856,260      785,293      198,149       165,855       130,385
      Reserve for Liquidation Expenses                    100.0%   (4,024,104)           -            -             -             -
        Use of Liquidation Reserves                                         -            -    3,024,104             -     1,000,000
      Reserve for G&A Expenses                            100.0%            -            -            -    (3,275,920)            -
        Use of G&A Reserves                                                 -            -            -     1,732,837     1,543,083
      Capital Expenditures                                                  -            -            -             -             -
                                                                  ------------------------------------------------------------------

            Cash From Financing Activities                         (3,447,526)   1,570,586    3,420,401    (1,211,374)    2,803,853
                                                                  ------------------------------------------------------------------

                           Total Net Cash Flow                     68,402,447      377,606    1,689,538     7,929,433    24,016,850

        Beginning Cash                                              7,026,000    8,984,301    9,361,907    11,051,445     5,692,049
        Dividends/Distributions                                   (66,444,145)           -            -   (13,288,829)  (29,708,899)
                                                                  ------------------------------------------------------------------

        Ending Cash                                    7,026,000    8,984,301    9,361,907   11,051,445     5,692,049             -
                                                                  ==================================================================

      Net Annual Cash Flow per Share                              $     10.29  $      0.06  $      0.25  $       1.19  $       3.61
                                                                  ==================================================================

      Distribution per Share                                      $     10.00  $         -  $         -  $       2.00  $       4.47
                                                                  ==================================================================

      Total 2001-05 Cash Distributions                                                                                 $      16.47
                                                                                                                       =============

      Fully Diluted Shares Outstanding                 6,644,415    6,644,415    6,644,415    6,644,415     6,644,415     6,644,415
                                                                  ==================================================================

      Cumulative Net Cash Flow                         7,026,000   75,428,447   75,806,053   77,495,590    85,425,023   109,441,873
                                                                  ==================================================================

                             Kaiser Ventures Inc.
                             --------------------

            Financial Projections and Discounted Cash Flow Analysis
            -------------------------------------------------------

                                                           Assump         2001       2002        2003          2004          2005
                                                           ------         -----      -----       -----         -----         ----
    DCF Equity Valuation Analysis After Distribution
    ------------------------------------------------

        Year Ended:                                                   31-Dec-01   31-Dec-02   31-Dec-03     31-Dec-04     31-Dec-05
        -----------                                                   ---------   ---------   ---------     ---------     ---------

        Date of Value                                     30-Jun-01
        Shareholder Distributions                                             -          -           -    13,288,829    29,708,899
        Discount Period                                                    0.50       1.50        2.50          3.50          4.50

        Discount Rate Applicable to 2001-2004 Dist.           20.0%
        Discount Rate Applicable to 2005 Dist.                30.0%

        Present Value Factors at 20%                                     0.9122     0.7602      0.6335        0.5279        0.4399
        Present Value Factors at 30%                                     0.8761     0.6739      0.5184        0.3988        0.3068

        ---------------------------------------------------------------------------------------------------------------------------
        Present Value of Equity Cash Flows                                    -          -           -     7,014,988     9,113,248
        ---------------------------------------------------------------------------------------------------------------------------

        -----------------------------------------------------------
        Total PV of Future Distributions               $ 16,128,237
        -----------------------------------------------------------

                     Kaiser Ventures Inc.
                     --------------------

            Financial Projections and Discounted Cash Flow Analysis
            -------------------------------------------------------


                                                           Assump       2001         2002        2003          2004         2005
                                                           ------       ----         ----        ----          ----         ----
    Calculation of Present Value of Future KVI Expenses
    ---------------------------------------------------

    Year Ended:                                                      31-Dec-01     31-Dec-02    31-Dec-03    31-Dec-04    31-Dec-05
    -----------                                                      ---------     ---------    ---------    ---------    ---------

    Date of Value                                        30-Jun-01
    Discount Period                                                       0.50         1.50         2.50         3.50         4.50

    Discount Rate                                            20.0%
    PV Factors                                                          0.9122       0.7602       0.6335       0.5279       0.4399

    Administrative Expenses:
     Directors                                                         284,900      190,107      186,570      189,827      193,182
     Investor Relations                                                 64,640       66,579       15,532       15,998       16,477
     SEC                                                                86,900       89,507       92,192       94,958       97,807
     Administration                                                  2,393,483    2,013,497    1,532,571    1,432,054    1,235,617
    -----------------------------------------------------         -----------------------------------------------------------------
    Total Administrative Expenses                                    2,829,923    2,359,690    1,826,865    1,732,837    1,543,083
    PV of Administrative Expenses                                    2,581,419    1,793,733    1,157,252      914,741      678,810
    ---------------------------------------------------------------------------
    Total PV of Administrative Expenses                            $ 7,125,955
    ---------------------------------------------------------------------------

    TIP Payments                                                     1,699,693            -            -       47,802    1,747,496
    PV of TIP Payments                                               1,550,439            -            -       25,234      768,732
    ---------------------------------------------------------------------------
    Total PV of TIP Payments                                       $ 2,344,405
    ---------------------------------------------------------------------------

    Severance, Shutdown and Liquidation Expenses                       500,000            -    3,024,104            -    3,000,000
    PV of Severance, Shutdown and Liquidation Expenses                 456,094            -    1,915,659            -    1,319,715
    ---------------------------------------------------------------------------
    Total PV of Severance, Shutdown and Liquidation                $ 3,691,468
    ---------------------------------------------------------------------------

                             Kaiser Ventures Inc.
                             --------------------

                               Net Cash Analysis
                               -----------------

                                                    Amount         Payment Date     Accuracy        Basis of Calculation
                                                    ------         ------------     --------        --------------------
One-Member LLC - Valid Liabilities
----------------------------------

     Projected Major Financial Liabilities &
     Commitments @ 3/31/01
       CSI                                        (1,312,000)         T B D            100%     Contractual Obligation.
       Catellus Closing Costs                       (280,000)      1st Qtr '01         100%     Contractual Obligation.
       Employee Severance                            (54,000)   Thru 2nd Qtr '01       100%     Severance for George Murray.
       Employee Vacation & Other                    (120,000)       On-Going           100%     Vacation and other accruals.
       Deferred Director Fees                       (222,000)  Cvrt to Rabbi Trust     100%     Deferred payments plus accrued
                                                                                                interest.
                                                ------------

       Subtotal                                   (1,988,000)
                                                ------------

     Future Financial Liabilities/Commitments
       Income Tax Due in 2001                     (1,550,000)  Quarterly 2001        In-Flux    Per Liquidation Model, offset for
                                                                                                $1.7MM already prepaid in '01
       Dividend on 4A Creditor Shares               (273,838)    2nd Qtr '01          100%      $2/share (2000 dividend) on 136,919
                                                                                                shares held by KSCR.
       Projected Add'l 2001 TIP Payments            (455,000)  KVI/LLC Merger        75% +/-    Per TIP Model updated March '01.
                                                                                                Amount excludes final MRC/KVI
                                                                                                liquidation payments which depend
                                                                                                on $ available.
                                                ------------

       Subtotal                                   (2,278,838)
                                                ------------

     Cost of AIG Insurance Policy to Cover
     Personal Injury & Enviromental Claims        (6,200,000)     2001            AIG Quote     Current estimate of AIG "all in"
                                                                                                cost, offset by $2MM contribution
                                                                                                from bankruptcy estate
                                                ------------

       Total One-Member LLC Liabilities          (10,466,838)

       Projected Net Cash on Hand at 6/30/01      88,990,000                                    6/30/01 cash balance as per Paul
                                                                                                Shampay

       Projected Cash Distribution               (66,444,145)                                   Assumes $10/share for fully diluted
                                                                                                shares
                                                ------------

       Net Cash in One-Member LLC                 12,079,017
                                                ============

Two-Member LLC - Add'l Valid Liabilities
----------------------------------------

     Non-Deductible Future Reserves
       MRC Equity Contributions for Operations    (1,279,681)      2001-05           75% +/-   Per updated expense budget for MRC-
                                                                                               adjusted for probability weighted
                                                                                               scenarios
       LLC Restructuring Reserve (2001 Only)        (500,000)      2001-05           90% +/-   Estimate for 2001.
       Property Environmental Liabilities                  -                                   Per KVI Environmental Analysis (BOD
                                                                                               Package Apr '01)
       Personal Injury/Claim Liabilities                   -                                   Per KVI Environmental Analysis (BOD
                                                                                               Package Apr '01)
       General Contingency Reserve                (2,000,000)      2003-05           Unknown   Amount depends on future
                                                                                               events/circumstances.
                                                ------------

       Subtotal                                   (3,779,681)
                                                ------------

       Net Cash in Two-Member LLC                  8,299,336
                                                ============

Cash/Reserves Not Included
--------------------------

       Severance Reserve (after 2001)             (2,384,000)      2003-05           90% +/-   Per Liquidation Model (BOD Package
                                                                                               Jan '01). Amount depends on
                                                                                               implementation of KVI strategy thru
                                                                                               2005.
       Office Shutdown                              (688,000)      2003-05           75% +/-   Per Liquidation Model (BOD Package
                                                                                               Jan '01). Amount depends on
                                                                                               implementation of KVI strategy thru
                                                                                               2005.
       Other Liquidation Expenses                 (1,000,000)      2003-05           Unknown   Amount depends on future
                                                                                               events/circumstances and KVI
                                                                                               strategy relative to share
                                                                                               repurchases, etc.
       Future Net Operating Cash                   1,204,067       2001-05           75% +/-
                                                ------------

       Total Cash/Reserves Not Included           (2,867,933)
                                                ============

       Total Kaiser Contingencies & Reserves     (17,114,452)
                                                ============

                                 Discount Rate

                             Kaiser Ventures, Inc.
               Alternative Investments and Equity Discount Rate
                              As of June 30, 2001
     ==================================================================
     Treasury Bills - 1 Year                                      3.47%
     Treasury Notes - 5 Years                                     4.92%
     Treasury Notes - 10 Years                                    5.35%
     Treasury Bonds - 20 Years                                    5.85%
     Treasury Bonds - 30 Years                                    5.68%
     Corporate Bonds - Moody's Seasoned Aaa                       7.19%
     Corporate Bonds - Moody's Seasoned Baa                       8.01%
     Prime Rate                                                   6.75%

     Long-Horizon Expected Equity Risk Premium                    7.80%
     Intermediate-Horizon Expected Equity Risk Premium            8.20%
     Short-Horizon Expected Equity Risk Premium                   9.10%

     Expected Mid-Cap Equity Size Premium                         0.60%
     Expected Low-Cap Equity Size Premium                         1.10%
     Expected Micro-Cap Equity Size Premium                       2.60%


     Kaiser Ventures Overall Cost of Equity
     --------------------------------------

     Risk Free Rate                                               4.92%
     Intermediate-Horizon Expected Equity Risk Premium            8.20%
     Expected Micro-Cap Equity Size Premium                       2.60%
     Company Specific Risk Premium                                4.00%
     ---------------------------------------------------        ------
     Cost of Equity (1)                                          19.72%
     ---------------------------------------------------        ------
     Rounded to:                                                 20.00%
     ---------------------------------------------------        ------

     (1) Cost of equity = risk-free rate + equity risk premium + size premium + company-specific premium

                             Kaiser Ventures, Inc.
               Alternative Investments and Equity Discount Rate
                              As of June 30, 2001
     ========================================================================
     Treasury Bills - 1 Year                                            3.47%
     Treasury Notes - 5 Years                                           4.92%
     Treasury Notes - 10 Years                                          5.35%
     Treasury Bonds - 20 Years                                          5.85%
     Treasury Bonds - 30 Years                                          5.68%
     Corporate Bonds - Moody's Seasoned Aaa                             7.19%
     Corporate Bonds - Moody's Seasoned Baa                             8.01%
     Prime Rate                                                         6.75%

     Long-Horizon Expected Equity Risk Premium                          7.80%
     Intermediate-Horizon Expected Equity Risk Premium                  8.20%
     Short-Horizon Expected Equity Risk Premium                         9.10%

     Expected Mid-Cap Equity Size Premium                               0.60%
     Expected Low-Cap Equity Size Premium                               1.10%
     Expected Micro-Cap Equity Size Premium                             2.60%


     Kaiser Ventures Cost of Equity Applicable to MRC Transaction
     ------------------------------------------------------------

     Risk Free Rate                                                     4.92%
     Intermediate-Horizon Expected Equity Risk Premium                  8.20%
     Expected Micro-Cap Equity Size Premium                             2.60%
     Company Specific Risk Premium                                     14.00%
     -------------------------------------------------                 -----
     Cost of Equity (1)                                                29.72%
     -------------------------------------------------                 -----
     Rounded to:                                                       30.00%
     -------------------------------------------------                 -----

     (1) Cost of equity = risk-free rate + equity risk premium + size premium + company-specific premium

                           Net Asset Value Analysis

--------------------------------------------------------------------------------
                             Kaiser Ventures, Inc.
                           Net Asset Value Analysis
--------------------------------------------------------------------------------

Current Assets:                                                    Notes:
                                                                   ------
   Cash and cash equivalents                       $ 88,990,000    Updated information as of 6/30/01 as provided by management -
   Accounts receivable and other, net                   490,000    excludes MRC cash 3/31/01 balance sheet from KVI 10Q
-------------------------------------------------  ------------
Total Current Assets                                 89,480,000

Investments:
   50% Interest in West Valley MRF                    5,040,000    D&P analysis
   Remaining Mill Site Property - Tar Pits Parcel             -    KVI Management Estimate
   80.282% Interest in MRC                            7,590,000    DCF analysis of property sale based on equally weighted scenarios
   Other Assets (Lake Tamarisk/Eagle Mountain                      Estimates and calculations provided by management
   Aggregates/Townsite/Prison)                          620,000    Updated information as of 6/30/01 as provided by management
   Notes Receivable (Levand and McLeod)               1,930,000    KVI Management Estimate
   Chuckwalla Water                                           -    Purchased to eliminate contingent liabilities for personal injury
   AIG Insurance Policy                                       -    and environmental claims
-------------------------------------------------  ------------
Total Investments                                    15,180,000

Total Asset Value                                  $104,660,000
=================================================  ============

Current Liabilities:
   Accounts payable                                   $ 900,000    3/31/01 balance sheet from KVI 10Q
   Accrued liabilities                                2,890,000    3/31/01 balance sheet from KVI 10Q
-------------------------------------------------  ------------
Total Current Liabilities                             3,790,000

Additional Liabilities:
   Future Income Tax Liability (2001)                 1,550,000    From KVI liquidation model
   PV of Future Admin/Overhead Expenses               7,130,000    Discounted value of expenses projected by KVI management
   PV of Future TIP Payments                          2,340,000    Discounted value of TIP payments based on asset valuations
   PV of Severance and Liquidation Expenses           3,690,000    reflected herein
   Payable for Purchase of AIG Policy                 4,200,000    Discounted value of expenses projected by KVI management
   Accrued liabilities                                  600,000    Policy quote from AIG - as per KVI management adjusted for $2MM to be paid by bankruptcy estate
                                                                   3/31/01 balance sheet from KVI 10Q
-------------------------------------------------  ------------
Total Additional Liabilities                         19,510,000

Total Liabilities                                    23,300,000

Net Asset Value                                      81,360,000    Net difference between total assets and total liabilities -
                                                                   CONTROLLING INTEREST BASIS
-------------------------------------------------  ------------
Total Liabilities and Equity                       $104,660,000
=================================================  ============

                                 MRC Analysis

                            Kaiser Ventures Inc.
                            -------------------

              Financial Projections: MRC/Eagle Mountain Landfill
              --------------------------------------------------

                 (All dollar amounts are probability adjusted)

                                                         Assump        2001        2002      2003      2004        2005
                                                         ------        ----        ----      ----      ----        ----
ASSET SALE

    Calculation of FMV (2000 Yearend #'s)                  2001

        KVI Asset Valuation at Contribution to LLC                   7,586,422
                                                                    ==========

        Tax Basis in MRC Investment                $ 52,182,000     52,182,000
                                                                    ==========


    Final Closing of MRC/LASD Sale                         2005

      KVI Interest in MRC                               80.2824%
      Gross Sale Price                               24,686,838              -         -         -         -  24,686,838
      Closing Costs                                    (602,118)             -         -         -         -    (602,118)
      Deferred Interest                                       -              -         -         -         -   2,302,513
                                                                    ----------------------------------------------------

        Total Gross Sale Proceeds                                            -         -         -         -  26,387,233
                                                                    ====================================================


INTERIM MRC OPERATIONS (100%):

      Current Interest Income                               4.0%       274,082   830,963   864,202   898,770     934,721
                                                                    ----------------------------------------------------
        Total Revenues                                                 274,082   830,963   864,202   898,770     934,721

      Operating Expenses                                            (2,312,163) (978,163) (246,815) (206,589)   (162,408)

      Net Operating Profit/(Loss)                                   (2,038,081) (147,200)  617,387   692,181     772,313
                                                                    ====================================================


INTERIM KVI SHARE OPERATIONS:

      Total Revenues                                    80.2824%       220,040   667,117   693,802   721,554     750,416
      Operating Expenses                                80.2824%    (1,856,260) (785,293) (198,149) (165,855)   (130,385)
                                                                    ----------------------------------------------------

      Net Operating Profit/(Loss)                                   (1,636,220) (118,176)  495,653   555,699     620,031
                                                                    ====================================================

                             Kaiser Ventures Inc.
                             --------------------

                   Fair Market Valuation: Investment in MRC
                   ----------------------------------------

                              As of June 1, 2001


Cash Flow from MRC Investment

                                                    Assump     Dec-01        Dec-02         Dec-03         Dec-04         Dec-05
                                                    ------     ------        ------         ------         ------         ------
Scenario #1:  Close sale to LASD and collect full proceeds in 2005
  Sale Date                                    12/31/05
  Probability of Scenario 1                            50%
  Sale Price                                  $ 41,000,000  $         -   $          -   $          -   $          -   $ 41,000,000
  Closing Costs                               $  1,000,000  $         -   $          -   $          -   $          -   $ (1,000,000)
  Accrued Interest                                    4.0%  $   548,164   $  1,661,927   $  1,728,404   $  1,797,540   $  1,869,441
    Interest Accrues From                      31-Aug-01
  Deferred Interest                                         $  (548,164)  $ (1,661,927)  $ (1,728,404)  $ (1,797,540)  $  5,736,034

                                                            ------------------------------------------------------------------------

    Total Net Revenues/Proceeds                             $         -   $          -   $          -   $          -   $ 47,605,476

  Projected Additional Capital Commitment Req.              $         -   $ (1,304,218)  $   (493,629)  $   (413,178)  $   (324,816)
  ---------------------------------------------             ------------------------------------------------------------------------
  Net Cash Flow                                             $         -   $ (1,304,218)  $   (493,629)  $   (413,178)  $ 47,280,660
  =============================================             ========================================================================


  FM Value of KVI's Investment in MRC

  Discount Rate                                        30%
  Discount Period                                                  0.50           1.50           2.50           3.50           4.50
  PV Factor                                                      0.8761         0.6739         0.5184         0.3988         0.3068
  PV of Net Income/Cash Flow                                          -       (878,955)      (255,902)      (164,766)    14,503,412

  Total PV of Cash Flow                                     $13,203,789
                                                            ------------
  Fair Market Value of KVI Interest               80.2824%  $10,600,318
                                                            ============



Scenario #2:  Sale to Third Party at 6/30/2002 and avoid future costs
  Sale Price                                    41,000,000
  Sale Date                                    12/31/05
  Probability of Scenario 2                            50%
  Capital Commitments                         $          -  $         -
  Sale Price                                  $ 20,500,000  $         -   $          -   $          -   $          -   $ 20,500,000
  Closing Costs                               $    500,000  $         -   $          -   $          -   $          -   $   (500,000)
  -------------------------------------------               ------------------------------------------------------------------------
    Total Net Proceeds                                      $         -   $          -   $          -   $          -   $ 20,000,000

  Projected Additional Capital Commitment Req.              $         -   $   (652,109)  $          -   $          -   $          -
                                                            ------------------------------------------------------------------------
  Total Net Cash Flow                                       $         -   $   (652,109)  $          -   $          -   $ 20,000,000
                                                            ========================================================================


  Valuation of KVI's Investment in MRC

  Discount Rate                                        30%
  PV Factor                                                      0.8761         0.6739         0.5184         0.3988         0.3068
  PV of Net Income/Cash Flow                                          -       (439,478)             -              -      6,135,029

  Total PV of Proceeds                                      $ 5,695,552
                                                            ------------
  Fair Market Value of KVI Interest               80.2824%  $ 4,572,526
                                                            ============



  Conclusion of Value                                          Value        Probability
                                                               -----        -----------
    Scenario 1 Value                                        $10,600,318         50%      $  5,300,159
    Scenario 2 Value                                        $ 4,572,526         50%      $  2,286,263

      -----------------------------------------------------------------------------------------------------
       Probability Weighted Value                                                        $  7,586,422
      -----------------------------------------------------------------------------------------------------

                             Other Assets Analysis

                             Kaiser Ventures Inc.
                             --------------------

                      Financial Projections: Other Assets
                      -----------------------------------

                                                  Assump         2001          2002          2003         2004         2005
                                                  ------         ----          ----          ----         ----         ----
ASSET SALE:

    KVI Asset Valuation at Contribution to LLC                   617,627
                                                             ============

    Sale of Other Assets
      Iron Ore Mines & Dunn Siding                  2001       2,000,000            -             -            -            -
      Lake Tamarisk Real Estate                     2003               -            -       500,000            -            -
      EM Townsite & MTC Lease                       2003               -            -       500,000            -            -
      EM Aggregate & Land                           2003               -            -             -            -            -
                                                             -----------------------------------------------------------------
        Gross Proceeds                                         2,000,000            -     1,000,000            -            -
      Closing Expenses                             2.50%          (5,000)           -       (25,000)           -            -
                                                             -----------------------------------------------------------------
        Net KVI Sale Price                                     1,995,000            -       975,000            -            -
                                                             =================================================================

    Tax Basis
      Iron Ore Mines & Dunn Siding                50,000         (50,000)           -             -            -            -
      Lake Tamarisk Real Estate                        -               -            -             -            -            -
      EM Townsite & MTC Lease                    125,000               -            -      (125,000)           -            -
      EM Aggregate & Land                              -               -            -             -            -            -
                                                             -----------------------------------------------------------------
        Total Tax Basis                                          (50,000)           -      (125,000)           -            -
                                                             =================================================================



INTERIM OPERATIONS:

      Iron Ore Mines & Dunn Siding               200,000               -            -             -            -            -
      Levand Note Interest                          2005          96,040       77,757        57,957       36,514       13,291
      Lake Tamarisk Real Estate                        -               -            -             -            -            -
      EM Townsite & MTC Lease                    800,000         800,000      800,000       800,000            -            -
      EM Aggregate & Land                              -               -            -             -            -            -
                                                             -----------------------------------------------------------------
        Net Revenues                                             896,040      877,757       857,957       36,514       13,291

      EM Operating Expenses                                     (800,000)    (800,000)     (800,000)           -            -
                                                             -----------------------------------------------------------------

        Net Other Revenues                                        96,040       77,757        57,957       36,514       13,291
                                                             =================================================================


CASHFLOW ADJUSTMENT:

      Iron Ore Mines & Dunn Siding
        Reversal of Non-cash Gain                             (2,000,000)           -             -            -            -
        Recipt of Cash Downpayment                               700,000            -             -            -            -
        Receipt of Principal Payments               2005         220,272      238,555       258,355      279,798      303,021
                                                             -----------------------------------------------------------------

        Adjustment for Iron Ore Mine Sale                     (1,079,728)     238,555       258,355      279,798      303,021
                                                             =================================================================

                             Kaiser Ventures Inc.
                             --------------------

 Fair Market Valuation: Other Assets (Lake Tamarisk/E.M. Townsite/Aggregates)
 ----------------------------------------------------------------------------

                              As of June 1, 2001

                                                   Assump        Dec-01       Dec-02       Dec-03        Dec-04        Dec-05
                                                   ------        ------       ------       ------        ------        ------
Cash Flow from Other Assets                       12/31/03

   Gross Sale Proceeds                           $1,000,000    $       -    $       -   $ 1,000,000    $        -    $        -
   Closing Costs                                 $   25,000    $       -    $       -   $   (25,000)   $        -    $        -
                                                               ----------------------------------------------------------------

      Total KVI Cash Flow/Sale Proceeds                        $       -    $       -   $   975,000    $        -    $        -
                                                               ================================================================

   Discount Rate                                         20%
   PV Factor                                                      0.9122       0.7602        0.6335        0.5279        0.4399
   PV of Net Income/Cash Flow                                          -            -       617,627             -             -

   Total PV of Proceeds                                        $ 617,627
   Fair Market Value of KVI Interest                           $ 617,627
                                                               =========

                             TIP Payment Analysis

 -------------------------------------------------------------------------------------------------------------------

                                         Transaction Incentive Program - Projected Payments
                                                       Kaiser Ventures, Inc.

 ---------------------------------------------------------------------------------------------------------------
                               Year of                                        Tier 1      Tier 2       TIP
 Asset                           Sale    Proceeds   Threshhold     Target       5%         10%       Payment
 ---------------------------------------------------------------------------------------------------------------
 Fontana Water                   2001  $ 82,629,998  43,938,129 $ 53,334,129 $ 469,800 $ 2,929,587 $ 3,399,387

 MRC                             2005    24,084,720  27,021,546   32,800,000         -           -           -

 WVMRF                           2004     8,613,000   6,917,330    8,396,574    73,962      21,643      95,605

 Other Assets                    2003       975,000   1,639,317    1,989,879         -           -           -

 -------------------------                                                                         ------------
 Total                                                                                             $ 3,494,992
 =========================                                                                         ============

 --------------------------------------------------------------------------------------------------------------
                                            2001        2002         2003       2004        2005       Total
 --------------------------------------------------------------------------------------------------------------
 Interim Payments:
    Fontana Water                       $ 1,699,693         $ -          $ -       $ -         $ - $ 1,699,693
    MRC                                           -           -            -         -           -           -
    WVMRF                                         -           -            -    47,802           -      47,802
    Other Assets                                  -           -            -         -           -           -
                                      -------------------------------------------------------------------------
 Total Interim Payment                    1,699,693           -            -    47,802           -   1,747,496
                                                                                                             -
 Final Payment                                    -           -            -         -   1,747,496   1,747,496
                                                                                                             -
 -------------------------            -------------------------------------------------------------------------
 Total TIP Payments                     $ 1,699,693         $ -          $ -  $ 47,802 $ 1,747,496 $ 3,494,992
 =========================            =========================================================================

 Date of Value                            30-Jun-01
 Discount Rate                                20.0%

 Discount Period                               0.50        1.50         2.50      3.50        4.50
 PV Factors                                  0.9122      0.7602       0.6335    0.5279      0.4399

 TIP Payments                             1,699,693           -            -    47,802   1,747,496
 PV of TIP Payments                       1,550,439           -            -    25,234     768,732
 ---------------------------------------------------
 Total PV of TIP Payments               $ 2,344,405
 ---------------------------------------------------
 -------------------------------------------------------------------------------------------------------------------

                             Kaiser Trading Price
                              and Volume Analysis

                             Kaiser Ventures, Inc.
                       Weekly Closing Prices and Volume
                      May 31, 1996 through June 29, 2001


                             [GRAPH APPEARS HERE]

                             Kaiser Ventures, Inc.
                        Daily Closing Prices and Volume
                      June 2, 2000 through June 29, 2001

                             [GRAPH APPEARS HERE]

                                 WVMRF Analysis

                              Valuation Analysis of
                              West Valley MRF, LLC


The following discussion presents Duff & Phelps' valuation analysis of West Valley MRF, LLC ("WVMRF"), including a brief summary of the valuation theory and methodology used, a description of the assumptions and analyses applied and our final determination of value. A summary of conclusions is presented in Tab A.

Valuation Theory and Methodology

There are numerous methodologies or techniques used for estimating the value of a going concern. These methodologies each fall within one of the broader categories of the income approach, the market approach, and the cost approach.

The Income Approach is based on the premise that the value of any asset is a function of the future economic benefits expected to accrue to the owner of that asset. This approach is particularly well suited to the valuation of a business enterprise as a going concern. Specific methodologies comprising the income approach generally entail either the discounting or capitalization of some estimated future measure of earnings or cash flow. In this analysis, within the Income Approach, we have used the Discounted Cash Flow ("DCF") Method.

The Market Approach is based upon the premise that the value of an asset can be ascertained by reference to recent transactions involving identical or substantially comparable assets in the open marketplace. The Market Approach should provide a reliable indication of value since that value is based upon actual arm's-length transactions between willing buyers and willing sellers.

The Cost Approach to value is based on the premise that an asset is worth only as much as it would cost to create a new asset with similar utility to the subject investment. In the context of business valuation, the cost approach is often referred to as the asset-based approach. The asset-based approach is generally useful only in the valuation of asset-intensive companies such as real estate holding companies. Therefore, the cost approach is not utilized in the analysis of WVMRF.

Discounted Cash Flow Method

The discounted cash flow (DCF) method is based on the theory that the current value of an investment is based on the expected receipt of future economic benefits. In the valuation of the equity of a company, indications of value are developed by discounting projected debt-free net cash flows to their present value at a rate that reflects both the current return requirements of the market and the risks inherent in the specific investment. The present value of these cash flows represents the invested capital value (debt plus equity) of a company. Deducting interest-bearing debt from the indicated invested capital value results in an indication of total equity value for the subject company.

There are two primary components to value in using the discounted cash flow approach: (1) the present value of the interim cash flows, and (2) the present value of the terminal value (i.e., value at the end of the projection period). The terminal value, or continuing value of operations beyond the last projection year, is determined at the end of the projection period using a perpetuity growth model called the Gordon Growth Model as well as a capitalization of EBITDA.

The DCF analysis, which is presented in Tab B, is comprised of the following steps, each of which is described below: (1) the development of cash flow projections, (2) the determination of appropriate discount rates, (3) the calculation of terminal value, and (4) the determination of equity value indications.

Development of Cash Flow Projections

The assumptions used in the discounted cash flow analysis consider the Company's historical growth and profitability, management's plans and expectations going forward, and the economic outlook for the industry in which WVMRF operates. The assumptions underlying the DCF are summarized as follows:

     . Transfer, disposal and processing revenue growth is based on 3% growth in volume (measured in tons per day, or "TPD") and 2% growth in tipping fees over the projection period.

     . Projected recyclable sales are based on commodity prices as of 2000. Growth in TPD in recyclables matches the growth in processing fees (i.e., 3% growth over the projection period).

     . Greenwaste revenue and expenses are based on management's projections for 2001 and 2002, followed by roughly 8% growth thereafter.

     . Tipping fees for transfer activities range from $11 per ton to $33 per ton. This wide range reflects the fact that certain landfill sites are owned by some of WVMRF's customers. For example, Waste Management owns a landfill but must use WVMRF's transfer station to limit the number of trucks travelling to its landfill (garbage trucks only have a 2 ton capacity whereas transfer trucks can carry up to 20 tons of refuse). This causes the tipping fee per ton to be lower for Waste Management. Similarly, the City of Ontario is a customer of Waste Management so its fees are also lower.

     . Disposal and transport expenses are projected at 47% of transfer and disposal revenues.

     .   Recyclable rebates are projected to be 60% of recyclable sales.

     . Buyback purchases and commodity transport expenses are projected to remain at a fixed percent of total gross revenue based on historical common-size amounts.

     . Payroll and related expenses are estimated at $2.2 million in 2001, down from $2.4 million in 2000. Management has estimated $1.9 million for 2001 based upon the installation of new automated equipment, but has also noted that the desired productivity improvements are not being realized as quickly as initially planned.

     . Cost of revenue and operating expense line items (excluding payroll and depreciation and amortization) are based on historical common-size amounts.

     . Depreciation and amortization expense is based on newly acquired capital assets having a life of ten years. New capital expenditures are estimated at $2.8 million in 2001, $800,000 in 2002 to reflect the new green waste line, and $200,000 for 2003 through 2005.

     . According to management, roughly $1 million in construction costs will not be funded from bond proceeds, with approximately $500,000 of these costs related to amounts incurred during the first half of 2001. These costs are shown as a construction related account payable in the working capital analysis. The remaining $500,000 of capital expenditures will be incurred over the second half of 2001 and are separately stated in pro rated 6-month budget for 2001 in the cash flow analysis.

     .   Income taxes are estimated at 40%.

Determination of an Appropriate Discount Rate

     . The range of discount rates applied in our analysis is based on the Company's estimated weighted average cost of capital, which reflects the costs of debt and equity as well as the Company's existing capital structure.

     . The cost of equity is the rate of return an equity investor would require to invest in the Company.

     . Alternate investment opportunities with varying risk profiles were considered and compared to the risk of an equity investment in the Company.

     . The Capital Asset Pricing Model was used in the development of the cost of equity.

     . The cost of debt is taken as the Company's weighted average interest rate on outstanding debt, or 4.7%.

     .   The weighted average cost of capital is estimated to be 12%.

Calculation of Terminal Value

     . The terminal value, or continuing value of operations beyond the last projection year, is determined at the end of the projection period using a perpetuity growth model called the Gordon Growth Model as well as a capitalization of EBITDA. The Gordon Growth

         Model uses a long-term growth rate of 4% while the capitalization of EBITDA uses a range of terminal multiples from 5 to 6.

     . The calculation of terminal year debt-free net cash flow assumes that depreciation exceeds capital expenditures by $200,000 in the terminal year.

Determination of Equity Value Indications

     . The present value of each year's debt-free net cash flows generated during the projection period was calculated and summed over the five-year period.

     . The net present value of the interim debt-free net cash flows was then added to the present value of the terminal value, resulting in a range of total enterprise values from $33.3 million to $37.9 million.

     . As of the date of value, WVMRF had interest-bearing debt of approximately $18.2 million and excess cash of approximately $1.5 million. Deducting interest-bearing debt and adding excess cash to the indicated enterprise values results in a range of total equity values from $16.6 million to $21.2 million.


Market Approach

The market approach is based on the theory that the value of any company can be estimated based on the public market trading prices, as well as whole company acquisition prices, for other companies engaged in a similar line of business. Once reasonably similar public companies and merger/acquisition transactions are identified, the indicated prices are used to calculate certain valuation multiples (i.e. invested capital to sales, invested capital to operating cash flow, equity value to net income, etc.). Next, the subject company is compared both quantitatively and qualitatively to the comparable companies, and the indicated valuation multiples are adjusted to reflect the results of that comparison. Finally, the appropriately adjusted valuation multiples are applied to the corresponding sales and earnings variables for the subject company.

The steps taken in applying the market approach to value include: identification of comparable public companies, analysis of WVMRF relative to the identified companies, identification of comparable transactions, determination of representative levels, selection of appropriate market multiplies, and application of selected multiples to the Company's representative levels.

Identification of Comparable Public Companies

The comparable public company analysis involves the careful screening and selection of public companies that are the most similar to the subject company from an investment perspective. It is unusual that any public company is identical, or even a close substitute, for a private company. In selecting the comparable public companies to serve as a basis for developing the appropriate multiples for WVMRF, we applied following screening criteria:

     .   Standard Industrial Classification Code 4953 - Refuse Systems;
     . Stock traded on the New York Stock Exchange, American Stock Exchange or NASDAQ;
     . Operations did not include: (1) transportation or storage of hazardous waste, or (2) environmental engineering and remediation services.

Applying these screening criteria resulted in the identification of the following seven comparable companies:

     .   Allied Waste Industries, Inc.
     .   Casella Waste Systems, Inc.
     .   Republic Services, Inc.
     .   Waste Connections, Inc.
     .   Waste Industries, Inc.
     .   Waste Management, Inc.

Comparative Analysis

The tables presented in Tab C include various schedules detailing the valuation multiples and financial performance of the comparable companies. A comparison of some of the key financial performance characteristics of WVMRF and the comparable companies follows.

Size With latest twelve months (LTM) revenue of $15.9 million, WVMRF is much smaller than all of the comparable companies, which have LTM sales ranging from $245.3 million to $12.0 billion.

Growth Based on LTM sales and EBITDA, WVMRF's growth rate, at 19.9% and 26.2%, respectively, ranks near the bottom of the group, with only Republic Services and Waste Management growing more slowly.

Profitability   WVMRF has the highest gross margin of the group at 54.2%. The
                Company's LTM EBITDA margin, at 31.3% ranks behind only two of the comparable companies. WVMRF's EBIT margin, at 23.5% is second highest relative to the group of comparable companies.

Leverage WVMRF is among the most highly leveraged of the comparable companies. Based on latest book value figures, the Company's long-term debt represented 74.5% of total capital. The comparable companies range from 46.1% to 75.5%, with only one company more highly leveraged than WVMRF. However, the Company's debt levels reflect its fairly recent start-up and expansion financing. Also, WVMRF's relatively high debt levels are somewhat mitigated by the tax-exempt structure of such debt and the resulting favorable cost of funds.

Conclusion      In summary, WVMRF is substantially smaller than all of the comparable companies, has been growing more slowly than the group as a whole, and is more highly leveraged than most of the comparable companies.
                The Company is also generating very competitive profit margins and is poised for strong growth in the near term due to its recent capacity expansion. Overall, it is our opinion that WVMRF represents a higher level of investment risk than the comparable companies taken as a group.

Identify Comparable Transactions

Using the Securities Data Corporation's database, we also identified information from 27 controlling interest transactions involving companies reasonably similar to WVMRF. The table included in Tab D presents data on these transactions, including total deal value, valuation multiples (where available) and profit margins (where available). It should be noted that the valuation multiples were calculated without the application of any adjustments to the financial statements of the acquired companies.

Due to the unavailability of detailed financial and valuation information related to the controlling interest transactions identified, the valuation multiples identified from the controlling transaction search were used as a secondary source in determining the appropriate multiples for the valuation of the Company.

Determine Representative Levels

Based on WVMRF's historical financial performance for 1999 and 2000, along with projected financial results for 2001 we determined representative levels of revenue, EBITDA, EBIT and net income. The determination of representative levels is included in Tab E.

Select Market Multiples to Apply to Representative Levels

Once the representative levels of revenue and earnings were established, market multiples were selected using the comparable public companies and comparable transactions as a guide along with our quantitative and qualitative assessment of the investment attributes of WVMRF.

Revenue Multiple: With respect to the comparable public company analysis, the
----------------
multiples of total enterprise value to LTM revenue range from 1.2 to 4.1, with a mean and median of 2.3 and 2.2, respectively. With respect to the comparable transaction analysis, revenue multiples range from 0.2 to 6.2, with a mean and median of 21. and 1.7, respectively. Based on the range and distribution of multiples from each of these data sets, along with our assessment of WVMRF, we have selected a revenue multiple of 2.0 as reasonable and appropriate.

EBITDA Multiple: With respect to the comparable public company analysis, the
---------------
multiples of total enterprise value to LTM EBITDA range from 5.6 to 11.8, with a mean and median of 7.8 and 7.0, respectively. With respect to the comparable transaction analysis, EBITDA multiples range from 4.3 to 57.4, with a mean and median of 16.4 and 12.5, respectively. Based on the range and distribution of multiples from each of these data sets, along with our assessment of WVMRF, we have selected a EBITDA multiple of 6.0 as reasonable and appropriate.

EBIT Multiple: With respect to the comparable public company analysis, the
-------------
multiples of total enterprise value to LTM EBIT range from 10.1 to 16.0, with a mean and median of 12.8 and 12.2, respectively. With respect to the comparable transaction analysis, EBIT multiples range from 7.5 to 81.3, with a mean and median of 31.3 and 22.0, respectively. Based on the range and distribution of multiples from each of these data sets, along with our assessment of WVMRF, we have selected a EBIT multiple of 9.5 as reasonable and appropriate.

Net Income Multiple: With respect to the comparable public company analysis, the
-------------------
multiples of common stock price to earnings per share range from 13.2 to 51.9, with a mean and median of 30.4 and 33.0, respectively. With respect to the comparable transaction analysis, net income multiples range from 7.3 to 80.9, with a mean and median of 45.0 and 44.1, respectively. Based on the range and distribution of multiples from each of these data sets, along with our assessment of WVMRF, we have selected a net income multiple of 13.0 as reasonable and appropriate.

Apply Appropriate Multiples to Representative Levels

Lastly, the selected multiples were applied to WVMRF's representative levels of revenue and earnings. As shown in the table below and in Tab E, applying the selected multiples of revenue, EBITDA and EBIT results in a range of total invested capital values from $31.8 million to $36.1 million. Deducting interest-bearing debt and adding back excess cash results in a range of fair market value of equity, on a controlling interest basis, from $15.1 million to $19.4 million. Applying the selected multiple of net income results in a fair market value of equity, on a controlling interest basis, of $18.2 million.

          West Valley MRF
          Capitalization of Representative Levels
                                                       ---------------------------------------------
          (Amounts in $000s)                             Revenue     EBITDA     EBIT     Net Income
                                                       ---------------------------------------------
          West Valley MRF Financial Performance          $17,500    $ 5,300    $ 3,800     $ 1,400
          Selected Comparable Company Multiples            x 2.0      x 6.0      x 9.5      x 13.0
                                                       ---------------------------------------------
          Indicated Invested Capital Values               35,000     31,800     36,100

          Less: Debt                                     (18,200)   (18,200)   (18,200)
          Plus: Cash                                       1,500      1,500      1,500
                                                       ---------------------------------------------
          Equity Value, Controlling Interest Basis       $18,300    $15,100    $19,400     $18,200
                                                       =============================================


Our analysis considers valuation multiples derived from both public market trading prices and merger and acquisition transactions. Furthermore, the WVMRF financial results have been adjusted for any discretionary expenses that are typically associated with privately held entities. Therefore, the range of values derived under the market approach represents Duff & Phelps' opinion of the fair market value of equity on a controlling interest basis.

Reconciliation

Our DCF analysis resulted in a range of fair market value of equity from $16.6 million to $21.2 million and the market approach resulted in a range of fair market value of equity from $15.1 million to $19.4 million, both stated on a controlling interest basis. Therefore, based on our analyses as presented herein, and relying on the accuracy and completeness of all information provided to us, it is our opinion that the fair market value of the equity in WVMRF, as of June 30, 2001, is reasonably stated at $18.0 million on a controlling interest basis.

Discount for Minority Interest

The subject interest in WVMRF represents 50% of the equity, with the remaining 50% held by Burrtec Waste Industries, Inc. ("Burrtec"). Each owner has the ability to appoint two members to a four-member executive committee. Thus, while neither of the two owners has absolute control of WVMRF, each party does have the ability to block a wide variety of actions which may require unanimous consent.

While KVI management does exercise considerable input in the determination of pricing for WVMRF's products and services and determining appropriate levels of cash distributions to members, KVI clearly does not have complete control. In particular, KVI would not be able to compel the sale of WVMRF. Furthermore, Burrtec has made statements indicating that it is not interested in selling its interest in WVMRF to a third party at any time in the foreseeable future. KVI, on the other hand, intends to liquidate its 50% interest in WVMRF within the next five years. KVI will be unable to realize full control valuation for its 50% interest in WVMRF. Based on our analysis of minority interest discounts (the mathematical inverse of control premiums) observed in the marketplace, and the facts and circumstances specific to the control KVI exercises over its investment in WVMRF, we have concluded that a reasonable discount for minority interest to apply to the subject 50% interest in WVMRF is 20%.

Discount For Lack of Marketability

The members' operating agreement for WVMRF provides for a right of first refusal in the event that either member wishes to sell its interest. This type of transfer restriction typically becomes an impediment to the identification of third-party buyers who may be unwilling to invest the time and expense necessary to submit a purchase offer with the knowledge that the selling member does not have the unimpeded ability to sell.

In addition, the member's operating agreement provides that if a member desires to sell and receives an offer to purchase its interest, the non-selling member has the option to purchase that interest at the same price as that offered by the third party, or at an appraised value of the interest after the application of a 20% discount.

It is Duff & Phelps' opinion that the transfer restrictions contained in the WVMRF members' operating agreement, as well as the general nature of WVMRF as a privately held entity, greatly diminishes the marketability, or liquidity, of the subject interest. Therefore, we have concluded that an appropriate discount for lack of marketability is 30%.

Conclusion

As shown in Tab A, beginning with our concluded controlling interest equity value of $18.0 million, and then applying the 20% discount for lack of control and 30% discount for lack of marketability to KVI's 50% interest results in a fair market value of the equity interest of $5.04 million.

Based on our analyses as presented herein, and relying on the accuracy and completeness of all information provided to us, it is our opinion that the fair market value of a 50% members' interest in West Valley MRF, LLC, as of June 30, 2001 is reasonably stated at $5.04 million on a non-marketable, minority interest basis.

West Valley MRF
Summary of Valuation Analysis
(Amounts in $000s)

                                                                     -----------------------------------
                                                                          Equity Value Indications
                                                                       on a Controlling Interest Basis
                                                                     -----------------------------------
     Discounted Cash Flow Analysis                                         16,613       -     21,150

     Market Approach                                                       15,100       -     19,400


     Concluded Equity Value on a Controlling Interest Basis                                   18,000

     Kaiser Ventures' Ownership Percent                                                         50.0%

     Kaiser Ventures' Equity on a Controlling Interest Basis                                   9,000

     Less:  Minority Interest Discout                  20.0%                                  (1,800)
                                                                                              -------

     Equity Value on a Marketable, Minority Interest Basis                                     7,200

     Less:  Discount for Lack of Marketability         30.0%                                  (2,160)
                                                                                              -------

     Equity Value on a Nonmarketable, Minority Interest Basis                                  5,040

    -------------------------------------------------------------------------------------------------
     Equity Value on a Nonmarketable, Minority Interest Basis (Rounded)                        5,040
    -------------------------------------------------------------------------------------------------


     2001 Distribution to Kaiser Ventures (Projected)                                          1,700
     Less: Taxes at 40%                                                                         (680)
                                                                                               -----
     2001 Distribution (after tax)                                                             1,020
                                                                                               =====

     After Tax Yield                                                                            20.2%
                                                                                               =====

West Valley MRF
Discounted Cash Flow Analysis
As of June 30, 2001
(Amounts in $000s)

      Capitalization of EBITDA Approach
      ---------------------------------------------------------------
         2005 EBITDA                                   6,849     6,849
         Terminal Multiple                               5.0x      6.0x
                                                        ----      ----

         Terminal Value in 2005                       34,245    41,094

         Present Value of Terminal Value              20,565    24,677

         Present Value of Interim DFNCFs              12,749    12,749
                                                      -------   ------

         Enterprise Value                             33,313    37,426
         Less: Interest-Bearing Debt as of 6/01/01   (18,200)  (18,200)

         Plus: Cash                                    1,500     1,500
                                                      ------    ------


         Equity Value, Controlling Interest Basis     16,613    20,726
                                                      ======    ======


      Gordon Growth Approach
      ------------------------------------------------------

         Terminal Year Debt-Free Net Cash Flow (1)     3,344
         Long-Term Growth Rate         4.0%

         Terminal Value                               41,800

         Present Value of Terminal Value              25,101
         Present Value of Interim DFNCFs              12,749
                                                      ------


         Enterprise Value                             37,850
         Less: Interest-Bearing Debt as of 6/01/01   (18,200)
         Plus: Cash                                    1,500
                                                      ------


         Equity Value, Controlling Interest Basis     21,150
                                                      ======

        Note:
        ----
        (1) Depreciation exceeds capex by $200,000 in the terminal year.

      Present Value Table
      --------------------------------------------------------------------------------------------

                                                       -------------------------------------------
                                                          2001     2002     2003    2004   2005
                                                       -------------------------------------------
                                                       (6 months)
      Discount Rate =                           12.0%
      Debt-Free Net Cash Flows (DFNCFs)                   1,099    3,380   4,199   4,383   4,577
      Discount Factor                                    0.9449   0.8437  0.7533  0.6726  0.6005
      Present Value of DFNCFs                             1,038    2,851   3,163   2,948   2,748
      Cash Flow Timing = calendar year end
      Years Forward                                        0.50     1.50    2.50    3.50    4.50

West Valley MRF

                                                   --------------------------------------------------------------------------------
Cash Flow Analysis                                                                       $000
                                                   --------------------------------------------------------------------------------
                                                           Actual              Budget                Projected
                                                   --------------------------------------------------------------------------------
                                                     1999     2000   03/31/01   2001      2001     2002     2003     2004    2005
                                                   --------------------------------------------------------------------------------
                                                                       (LTM)           (6 months)
   Revenue
      Transfer & Disposal                           11,929    8,955    8,092    9,408     4,704    9,884   10,384   10,910   11,462
      Processing Fees                                2,129    2,351    2,341    2,470     1,235    2,595    2,727    2,865    3,010
      Recyclable Sales                               3,520    5,280    4,942    5,439     2,719    5,602    5,770    5,943    6,121
      Greenwaste Revenue                                 0      418      573      644       322      952    1,000    1,051    1,104
                                                   --------------------------------------------------------------------------------
   Total Gross Revenue                              17,577   17,004   15,948   17,961     8,980   19,033   19,881   20,768   21,697
   Less:
      Disposal & Transport Expenses                 (7,677)  (4,136)  (3,250)  (4,422)   (2,211)  (4,645)  (4,881)  (5,127)  (5,387)
      Greenwaste Expenses                                0        0     (123)    (290)     (145)    (428)    (450)    (473)    (497)
      Recyclable Rebates                            (1,926)  (3,137)  (2,928)  (3,263)   (1,632)  (3,361)  (3,462)  (3,566)  (3,673)
      Buyback Purchases                               (135)    (277)    (284)    (287)     (144)    (305)    (318)    (332)    (347)
      Commodity Transport                             (150)    (236)    (243)    (251)     (126)    (266)    (278)    (291)    (304)
                                                   ---------------------------------------------------------------------------------
   Total Net Revenue                                 7,689    9,217    9,120    9,447     4,724   10,027   10,492   10,979   11,489

   Cost of Revenue
      Payroll and Related Expenses                   2,259    2,396    2,484    2,200     1,100    2,094    2,187    2,284    2,387
      Leases                                           105       97       76       90        45       95       99      104      108
      Maintenance of Rolling Stock and Fixed Equip     417      688      735      718       359      761      795      831      868
      Consumables                                       93       88       84       90        45       95       99      104      108
      Taxes, Permits & Insurance                        40       44       47       54        27       57       60       62       65
      Depreciation & Amortization                      919    1,077    1,086    1,378       689    1,446    1,463    1,480    1,497
      Utilities                                         79       80       82       90        45       95       99      104      108
      General and Admin Expenses                       310      416      452      431       216      457      477      498      521
      Adjustment for Ending Inventory                  (10)      (5)      10      (20)      (10)     (22)     (23)     (24)     (25)
                                                   ---------------------------------------------------------------------------------
   Total Cost of Revenue                             4,212    4,881    5,054    5,031     2,515    5,079    5,258    5,444    5,638

   Gross Profit                                      3,478    4,336    4,066    4,416     2,208    4,948    5,234    5,535    5,851

   Operating Expenses
      Accounting and Legal                              60       74       92      108        54      114      119      125      130
      Facility Permits & License                        10       10       10       18         9       19       20       21       22
      Facility Maintenance                              37       25       23       18         9       19       20       21       22
      Insurance                                         41       30       37       36        18       38       40       42       43
      Property Taxes                                   116      120      120      144        72      152      159      166      174
      Depreciation & Amortization                      199      199      194      243       122      255      258      261      264
      Security & Office Utilities                       63       54       58       72        36       76       80       83       87
      Miscellaneous Expenses                            62       17        7       18         9       19       20       21       22
                                                   ---------------------------------------------------------------------------------
   Total Operating Expenses                            588      528      542      656       328      693      715      739      763

   Operating Income (EBIT)                           2,890    3,808    3,525    3,760     1,880    4,255    4,519    4,796    5,088
   Less: Pro Forma Taxes                        40%  1,156    1,523    1,410    1,504       752    1,702    1,808    1,918    2,035
                                                   ---------------------------------------------------------------------------------
   Debt-Free Net Income                              1,734    2,285    2,115    2,256     1,128    2,553    2,711    2,878    3,053
   Plus: Depreciation & Amortization                 1,118    1,276    1,280    1,621       811    1,701    1,721    1,741    1,761
   Less: Capital Expenditures                         (504)  (6,670)  (8,087)  (2,800)     (500)    (800)    (200)    (200)    (200)
   Less: Increase in Working Capital                    NA     (465)   1,195     (680)     (340)     (75)     (34)     (36)     (37)
                                                   ---------------------------------------------------------------------------------

   Debt-Free Net Cash Flow                           2,348   (3,574)  (3,498)     397     1,099    3,380    4,199    4,383    4,577
                                                   =================================================================================

   Operating Cash Flow (EBITDA)                      4,008    5,084    4,804    5,381     2,691    5,957    6,240    6,537    6,849

West Valley MRF

                                                            ------------------------------------------------------------------------
Cash Flow Analysis                                                                         Common-Size
                                                            ------------------------------------------------------------------------
                                                                      Actual                              Projected
                                                            ------------------------------------------------------------------------
                                                              1999     2000    03/31/01   2001     2002     2003     2004     2005
                                                            ------------------------------------------------------------------------
                                                                                  (LTM)
       Revenue
          Transfer & Disposal                                 67.9%    52.7%    50.7%     52.4%    51.9%    52.2%    52.5%    52.8%
          Processing Fees                                     12.1%    13.8%    14.7%     13.8%    13.6%    13.7%    13.8%    13.9%
          Recyclable Sales                                    20.0%    31.1%    31.0%     30.3%    29.4%    29.0%    28.6%    28.2%
          Greenwaste Revenue                                   0.0%     2.5%     3.6%      3.6%     5.0%     5.0%     5.1%     5.1%
                                                            ------------------------------------------------------------------------
       Total Gross Revenue                                   100.0%   100.0%   100.0%    100.0%   100.0%   100.0%   100.0%   100.0%
       Less:
          Disposal & Transport Expenses                      -64.4%   -46.2%   -40.2%    -47.0%   -47.0%   -47.0%   -47.0%   -47.0%
          Greenwaste Expenses                                    NM     0.0%   -21.5%    -45.0%   -45.0%   -45.0%   -45.0%   -45.0%
          Recyclable Rebates                                 -54.7%   -59.4%   -59.2%    -60.0%   -60.0%   -60.0%   -60.0%   -60.0%
          Buyback Purchases                                   -0.8%    -1.6%    -1.8%     -1.6%    -1.6%    -1.6%    -1.6%    -1.6%
          Commodity Transport                                 -0.9%    -1.4%    -1.5%     -1.4%    -1.4%    -1.4%    -1.4%    -1.4%
                                                            ------------------------------------------------------------------------
       Total Net Revenue                                      43.7%    54.2%    57.2%     52.6%    52.7%    52.8%    52.9%    53.0%

       Cost of Revenue
          Payroll and Related Expenses                        12.8%    14.1%    15.6%     12.2%    11.0%    11.0%    11.0%    11.0%
          Leases                                               0.6%     0.6%     0.5%      0.5%     0.5%     0.5%     0.5%     0.5%
          Maintenance of Rolling Stock and Fixed Equip         2.4%     4.0%     4.6%      4.0%     4.0%     4.0%     4.0%     4.0%
          Consumables                                          0.5%     0.5%     0.5%      0.5%     0.5%     0.5%     0.5%     0.5%
          Taxes, Permits & Insurance                           0.2%     0.3%     0.3%      0.3%     0.3%     0.3%     0.3%     0.3%
          Depreciation & Amortization                          5.2%     6.3%     6.8%      7.7%     7.6%     7.4%     7.1%     6.9%
          Utilities                                            0.5%     0.5%     0.5%      0.5%     0.5%     0.5%     0.5%     0.5%
          General and Admin Expenses                           1.8%     2.4%     2.8%      2.4%     2.4%     2.4%     2.4%     2.4%
          Adjustment for Ending Inventory                     -0.1%     0.0%     0.1%     -0.1%    -0.1%    -0.1%    -0.1%    -0.1%
                                                            ------------------------------------------------------------------------
       Total Cost of Revenue                                  24.0%    28.7%    31.7%     28.0%    26.7%    26.4%    26.2%    26.0%

       Gross Profit                                           19.8%    25.5%    25.5%     24.6%    26.0%    26.3%    26.7%    27.0%

       Operating Expenses
          Accounting and Legal                                 0.3%     0.4%     0.6%      0.6%     0.6%     0.6%     0.6%     0.6%
          Facility Permits & License                           0.1%     0.1%     0.1%      0.1%     0.1%     0.1%     0.1%     0.1%
          Facility Maintenance                                 0.2%     0.1%     0.1%      0.1%     0.1%     0.1%     0.1%     0.1%
          Insurance                                            0.2%     0.2%     0.2%      0.2%     0.2%     0.2%     0.2%     0.2%
          Property Taxes                                       0.7%     0.7%     0.8%      0.8%     0.8%     0.8%     0.8%     0.8%
          Depreciation & Amortization                          1.1%     1.2%     1.2%      1.4%     1.3%     1.3%     1.3%     1.2%
          Security & Office Utilities                          0.4%     0.3%     0.4%      0.4%     0.4%     0.4%     0.4%     0.4%
          Miscellaneous Expenses                               0.4%     0.1%     0.0%      0.1%     0.1%     0.1%     0.1%     0.1%
                                                            ------------------------------------------------------------------------
       Total Operating Expenses                                3.3%     3.1%     3.4%      3.7%     3.6%     3.6%     3.6%     3.5%

       Operating Income (EBIT)                                16.4%    22.4%    22.1%     20.9%    22.4%    22.7%    23.1%    23.4%
       Less: Pro Forma Taxes                             40%   6.6%     9.0%     8.8%      8.4%     8.9%     9.1%     9.2%     9.4%
                                                            ------------------------------------------------------------------------
       Debt-Free Net Income                                    9.9%    13.4%    13.3%     12.6%    13.4%    13.6%    13.9%    14.1%
       Plus: Depreciation & Amortization                       6.4%     7.5%     8.0%      9.0%     8.9%     8.7%     8.4%     8.1%
       Less: Capital Expenditures                             -2.9%   -39.2%   -50.7%    -15.6%    -4.2%    -1.0%    -1.0%    -0.9%
       Less: Increase in Working Capital                         NA    -2.7%     7.5%     -3.8%    -0.4%    -0.2%    -0.2%    -0.2%
                                                            ------------------------------------------------------------------------

       Debt-Free Net Cash Flow                                13.4%   -21.0%   -21.9%      2.2%    17.8%    21.1%    21.1%    21.1%
                                                            ========================================================================

       Operating Cash Flow (EBITDA)                           22.8%    29.9%    30.1%     30.0%    31.3%    31.4%    31.5%    31.6%

West Valley MRF

                                                             ----------------------------------------------------
Cash Flow Analysis                                                                  Growth
                                                             ----------------------------------------------------
                                                               Actual                   Projected
                                                             ----------------------------------------------------
                                                                2000    2001     2002     2003     2004      2005
                                                             ----------------------------------------------------
       Revenue
          Transfer & Disposal                                 -24.9%     5.1%     5.1%     5.1%     5.1%     5.1%
          Processing Fees                                      10.4%     5.1%     5.1%     5.1%     5.1%     5.1%
          Recyclable Sales                                     50.0%     3.0%     3.0%     3.0%     3.0%     3.0%
          Greenwaste Revenue                                     NM     54.0%    47.9%     5.1%     5.1%     5.1%
                                                             ---------------------------------------------------
       Total Gross Revenue                                     -3.3%     5.6%     6.0%     4.5%     4.5%     4.5%
       Less:
          Disposal & Transport Expenses                       -46.1%     6.9%     5.1%     5.1%     5.1%     5.1%
          Greenwaste Expenses                                    NM        NM    47.9%     5.1%     5.1%     5.1%
          Recyclable Rebates                                   62.9%     4.0%     3.0%     3.0%     3.0%     3.0%
          Buyback Purchases                                   106.2%     3.6%     6.0%     4.5%     4.5%     4.5%
          Commodity Transport                                  57.1%     6.6%     6.0%     4.5%     4.5%     4.5%
                                                             ---------------------------------------------------
       Total Net Revenue                                       19.9%     2.5%     6.1%     4.6%     4.6%     4.6%

       Cost of Revenue
          Payroll and Related Expenses                          6.1%    -8.2%    -4.8%     4.5%     4.5%     4.5%
          Leases                                               -7.6%    -7.0%     6.0%     4.5%     4.5%     4.5%
          Maintenance of Rolling Stock and Fixed Equip         65.0%     4.5%     6.0%     4.5%     4.5%     4.5%
          Consumables                                          -5.1%     1.7%     6.0%     4.5%     4.5%     4.5%
          Taxes, Permits & Insurance                           11.0%    21.3%     6.0%     4.5%     4.5%     4.5%
          Depreciation & Amortization                          17.2%    27.9%     4.9%     1.2%     1.2%     1.1%
          Utilities                                             0.5%    12.8%     6.0%     4.5%     4.5%     4.5%
          General and Admin Expenses                           34.2%     3.6%     6.0%     4.5%     4.5%     4.5%
          Adjustment for Ending Inventory                     -49.7%   310.1%     8.7%     4.5%     4.5%     4.5%
                                                             ---------------------------------------------------
       Total Cost of Revenue                                   15.9%     3.1%     1.0%     3.5%     3.5%     3.6%

       Gross Profit                                            24.7%     1.8%    12.0%     5.8%     5.7%     5.7%

       Operating Expenses
          Accounting and Legal                                 22.5%    46.2%     6.0%     4.5%     4.5%     4.5%
          Facility Permits & License                           -2.6%    81.5%     6.0%     4.5%     4.5%     4.5%
          Facility Maintenance                                -32.7%   -27.9%     6.0%     4.5%     4.5%     4.5%
          Insurance                                           -27.5%    19.5%     6.0%     4.5%     4.5%     4.5%
          Property Taxes                                        3.9%    19.7%     6.0%     4.5%     4.5%     4.5%
          Depreciation & Amortization                           0.0%    22.4%     4.9%     1.2%     1.2%     1.1%
          Security & Office Utilities                         -14.3%    33.1%     6.0%     4.5%     4.5%     4.5%
          Miscellaneous Expenses                              -72.8%     6.6%     6.0%     4.5%     4.5%     4.5%
                                                             ---------------------------------------------------
       Total Operating Expenses                               -10.2%    24.3%     5.6%     3.2%     3.3%     3.3%

       Operating Income (EBIT)                                 31.8%    -1.3%    13.2%     6.2%     6.1%     6.1%
       Less: Pro Forma Taxes                             40%   31.8%    -1.3%    13.2%     6.2%     6.1%     6.1%
                                                             ---------------------------------------------------
       Debt-Free Net Income                                    31.8%    -1.3%    13.2%     6.2%     6.1%     6.1%
       Plus: Depreciation & Amortization                       14.2%    27.1%     4.9%     1.2%     1.2%     1.1%
       Less: Capital Expenditures                            1223.4%   -58.0%   -71.4%   -75.0%     0.0%     0.0%
       Less: Increase in Working Capital                         NA     46.3%   -89.0%   -54.6%     4.7%     4.7%
                                                             ---------------------------------------------------

       Debt-Free Net Cash Flow                               -252.2%  -111.1%   751.1%    24.2%     4.4%     4.4%
                                                             ===================================================

       Operating Cash Flow (EBITDA)                            26.9%     5.8%    10.7%     4.8%     4.8%     4.8%

West Valley MRF
Transfer, Disposal &
     Greenwaste Fees

                               --------------------------------  ---------------------------------  -------------------------------
(Amounts in $000s)                          1999A                                  2000A                       2001P
                               --------------------------------  ---------------------------------  -------------------------------
                                Tons    Total  Tipping    Fee     Tons     Total  Tipping   Fee       Tons   Total  Tipping   Fee
                               per Day Tonnage Fee/Ton  Revenue  per Day  Tonnage Fee/Ton  Revenue  per Day Tonnage Fee/Ton Revenue
                               -------------------------------------------------------------------  -------------------------------
     Transfer Fees
         Burrtec                   846 219,924  $35.50    7,807     958  249,192  $12.90    3,215     987   256,667  $13.16   3,378
         City of Claremont           2     636  $33.04       21      73   19,106  $33.00      630      76    19,679  $33.66     662
         City of Ontario           765 198,914  $11.00    2,188     724  188,114  $11.00    2,069     745   193,757  $11.22   2,174
         Waste Management          345  89,744  $11.00      987     511  132,973  $11.13    1,480     527   136,962  $11.35   1,555
         Other                      25   6,403  $33.59      215     126   32,760  $34.05    1,115     130    33,743  $34.73   1,172
                               ---------------         --------  ---------------         --------   ---------------         -------
     Total                       1,983 515,621           11,218   2,393  622,144            8,510   2,465   640,808           8,941

     Disposal Fees
         Burrtec                    20   5,155  $36.85      190      23    6,100  $36.93      225      24     6,283  $37.66     237
         City of Ontario             0       0   $0.00        0       9    2,365  $33.00       78       9     2,436  $33.66      82
         Other                      20   5,250  $38.11      200      13    3,500  $40.43      141      14     3,605  $41.23     149
                               ---------------         -------------------------         --------   ---------------         -------
     Total                          40  10,405              390      46   11,964              445      47    12,323             467

     Total Transfer & Disposal                           11,608                             8,955                             9,408

     Green Waste
         Burrtec                    34   8,950  $24.00      215      59   15,223  $24.00      365      88    22,983  $24.48     563
         Other                       2     495  $24.01       12       8    2,194  $24.00       53      13     3,313  $24.48      81
                               ---------------         --------------------------        --------   ---------------         -------
     Total                          36   9,445              227      67   17,417              418     101    26,296             644

     Totals                      2,060                   11,835   2,506                     9,373   2,613                    10,052

     Transfer Growth
         Burrtec                                                   13.3%           -63.7%   -58.8%    3.0%              2.0%    5.1%
         City of Claremont                                       2904.1%            -0.1%  2900.2%    3.0%              2.0%    5.1%
         City of Ontario                                           -5.4%             0.0%    -5.4%    3.0%              2.0%    5.1%
         Waste Management                                          48.2%             1.2%    49.9%    3.0%              2.0%    5.1%
         Other                                                    411.6%             1.4%   418.7%    3.0%              2.0%    5.1%

     Disposal Growth
         Burrtec                                                   18.3%             0.2%    18.6%    3.0%              2.0%    5.1%
         City of Ontario                                             NA               NA       NA     3.0%              2.0%    5.1%
         Other                                                    -33.3%             6.1%   -29.3%    3.0%              2.0%    5.1%

     Green Waste Growth
         Burrtec                                                   70.1%             0.0%    70.1%   51.0%              2.0%   54.0%
         Other                                                    343.3%            -0.1%   343.0%   51.0%              2.0%   54.0%

                                              2002P
                                --------------------------------
                                  Tons   Total  Tipping   Fee
                                per Day Tonnage Fee/Ton Revenue
                                --------------------------------
     Transfer Fees
         Burrtec                  1,017 264,367  $13.42   3,549
         City of Claremont           78  20,270  $34.33     696
         City of Ontario            768 199,570  $11.44   2,284
         Waste Management           543 141,071  $11.58   1,633
         Other                      134  34,755  $35.43   1,231
                                ---------------         -------
     Total                        2,539 660,033           9,393

     Disposal Fees
         Burrtec                     25   6,472  $38.42     249
         City of Ontario             10   2,509  $34.33      86
         Other                       14   3,713  $42.06     156
                                ---------------         -------
     Total                           49  12,693             491

     Total Transfer & Disposal                            9,884

     Green Waste
         Burrtec                    128  33,325  $24.97     832
         Other                       18   4,804  $24.97     120
                                ---------------         -------
     Total                          147  38,129             952

     Totals                       2,734                  10,836

     Transfer Growth
         Burrtec                    3.0%            2.0%    5.1%
         City of Claremont          3.0%            2.0%    5.1%
         City of Ontario            3.0%            2.0%    5.1%
         Waste Management           3.0%            2.0%    5.1%
         Other                      3.0%            2.0%    5.1%

     Disposal Growth
         Burrtec                    3.0%            2.0%    5.1%
         City of Ontario            3.0%            2.0%    5.1%
         Other                      3.0%            2.0%    5.1%

     Green Waste Growth
         Burrtec                   45.0%            2.0%   47.9%
         Other                     45.0%            2.0%   47.9%

West Valley MRF
Transfer, Disposal &
   Greenwaste Fees

                         ----------------------------------  ----------------------------------  ----------------------------------
(Amounts in $000s)                     2003P                                2004P                                2005P
                         ----------------------------------  ----------------------------------  ----------------------------------
                           Tons    Total   Tipping    Fee      Tons    Total   Tipping    Fee     Tons     Total   Tipping    Fee
                         per Day  Tonnage  Fee/Ton  Revenue  per Day  Tonnage  Fee/Ton  Revenue  per Day  Tonnage  Fee/Ton  Revenue
                         ----------------------------------  ----------------------------------  ----------------------------------
  Transfer Fees
     Burrtec                1,047  272,298   $13.69   3,728    1,079  280,467   $13.97    3,917    1,111  288,881   $14.24    4,115
     City of Claremont         80   20,878   $35.02     731       83   21,504   $35.72      768       85   22,149   $36.43      807
     City of Ontario          791  205,557   $11.67   2,400      814  211,724   $11.91    2,521      839  218,076   $12.14    2,649
     Waste Management         559  145,303   $11.81   1,716      576  149,662   $12.05    1,803      593  154,152   $12.29    1,894
     Other                    138   35,798   $36.13   1,294      142   36,872   $36.86    1,359      146   37,978   $37.59    1,428
                         -----------------          -------  ----------------          --------  ----------------          --------
  Total                     2,615  679,834            9,868    2,693  700,229            10,368    2,774  721,236            10,892

  Disposal Fees
     Burrtec                   26    6,666   $39.19     261       26    6,866   $39.97      274       27    7,072   $40.77      288
     City of Ontario           10    2,584   $35.02      90       10    2,661   $35.72       95       11    2,741   $36.43      100
     Other                     15    3,824   $42.90     164       15    3,939   $43.76      172       16    4,057   $44.63      181
                         -----------------          -------  ----------------          --------  ----------------          --------
  Total                        50   13,074              516       52   13,466               542       53   13,870               569

  Total Transfer &
   Disposal                                          10,384                              10,910                              11,462

  Green Waste
     Burrtec                  132   34,325   $25.47     874      136   35,355   $25.98      918      140   36,415   $26.50      965
     Other                     19    4,948   $25.47     126       20    5,096   $25.98      132       20    5,249   $26.50      139
                         -----------------          -------  ----------------          --------  ----------------          --------
  Total                       151   39,273            1,000      156   40,451             1,051      160   41,665             1,104

  Totals                    2,816                    11,384    2,901                     11,960    2,988                     12,566

  Transfer Growth
     Burrtec                  3.0%              2.0%    5.1%     3.0%              2.0%     5.1%     3.0%              2.0%     5.1%
     City of Claremont        3.0%              2.0%    5.1%     3.0%              2.0%     5.1%     3.0%              2.0%     5.1%
     City of Ontario          3.0%              2.0%    5.1%     3.0%              2.0%     5.1%     3.0%              2.0%     5.1%
     Waste Management         3.0%              2.0%    5.1%     3.0%              2.0%     5.1%     3.0%              2.0%     5.1%
     Other                    3.0%              2.0%    5.1%     3.0%              2.0%     5.1%     3.0%              2.0%     5.1%

  Disposal Growth
     Burrtec                  3.0%              2.0%    5.1%     3.0%              2.0%     5.1%     3.0%              2.0%     5.1%
     City of Ontario          3.0%              2.0%    5.1%     3.0%              2.0%     5.1%     3.0%              2.0%     5.1%
     Other                    3.0%              2.0%    5.1%     3.0%              2.0%     5.1%     3.0%              2.0%     5.1%

  Green Waste Growth
     Burrtec                  3.0%              2.0%    5.1%     3.0%              2.0%     5.1%     3.0%              2.0%     5.1%
     Other                    3.0%              2.0%    5.1%     3.0%              2.0%     5.1%     3.0%              2.0%     5.1%

West Valley MRF

                                   ------------------------------------  ------------------------------------
Processing Fees &                                  1999A                                 2000A
                                   ------------------------------------  ------------------------------------
   Commodity Sales                  Tons     Total    Average     Fee      Tons    Total    Average     Fee
(Amounts in $000s)                 per Day  Tonnage  Price/Ton  Revenue  per Day  Tonnage  Price/Ton  Revenue
                                   ------------------------------------  ------------------------------------
  Processing Fees
  ------------------------------
  Processing Fees - Residential
      Burrtec                           58   15,192  $   50.53      768       70   18,183  $   52.00      946
      City of Ontario                    1      274  $   52.05       14       29    7,570  $   52.00      394
      Other                             82   21,345  $   47.66    1,017       55   14,420  $   52.00      750
  Processing Fees - Commercial          20    5,095  $   35.83      183       16    4,272  $   35.00      150
  Processing Fees - Other               17    4,361  $   14.51       63        1      368  $   40.00       15
  Excess Residue Surcharge              16    4,279  $   18.00       77       21    5,451  $   18.00       98
                                   ----------------             -------  ----------------             -------
      Total                            194   50,546               2,122      193   50,263               2,351

  Commodity Sales
  ------------------------------
      Aluminum Cans                   0.43      111  $2,323.88      258     0.40      104  $2,557.71      265
      Cardboard                         38    9,914  $   89.25      885       37    9,722  $  117.29    1,140
      Commingled                         0        0         NA        0       22    5,633  $   25.40      143
      CRV                                0        0         NA        0        4    1,122  $  427.81      480
      Glass                              6    1,577  $   87.62      138        5    1,387  $  103.91      144
      High Density Poly.                 4      937  $  179.01      168        4    1,147  $  316.61      363
      Mixed Paper                       45   11,660  $   49.94      582       43   11,134  $   80.22      893
      Newspaper                         44   11,421  $   83.11      949       41   10,591  $  121.76    1,289
      PET-2-Liter Bottles                2      427  $  868.87      371        2      525  $  654.79      344
      Other (1)                         10    2,495  $   51.98      130       11    2,912  $   74.85      218
                                   ----------------             -------  ----------------             -------
      Total                            148   38,542               3,481      170   44,276               5,280

  Growth - Processing Fees
  ------------------------------
  Processing Fees - Residential
      Burrtec                                                               19.7%                2.9%    23.2%
      City of Ontario                                                     2662.6%               -0.1%  2659.9%
      Other                                                                -32.4%                9.1%   -26.3%
  Processing Fees - Commercial                                             -16.2%               -2.3%   -18.1%
  Processing Fees - Other                                                  -91.6%              175.7%   -76.8%
  Excess Residue Surcharge                                                  27.4%                0.0%    27.4%

  Growth - Commodity Sales
  ------------------------------
      Aluminum Cans                                                         -6.5%               10.1%     2.9%
      Cardboard                                                             -1.9%               31.4%    28.9%
      Commingled                                                              NA                  NA       NA
      CRV                                                                     NA                  NA       NA
      Glass                                                                -12.1%               18.6%     4.3%
      High Density Poly.                                                    22.4%               76.9%   116.4%
      Mixed Paper                                                           -4.5%               60.6%    53.4%
      Newspaper                                                             -7.3%               46.5%    35.8%
      PET-2-Liter Bottles                                                   23.0%              -24.6%    -7.3%
      Other                                                                 16.7%               44.0%    68.1%

                                   ------------------------------------  ------------------------------------
Processing Fees &                                  2001A                                 2002A
                                   ------------------------------------  ------------------------------------
   Commodity Sales                  Tons     Total    Average     Fee      Tons    Total    Average     Fee
(Amounts in $000s)                 per Day  Tonnage  Price/Ton  Revenue  per Day  Tonnage  Price/Ton  Revenue
                                   ------------------------------------  ------------------------------------

  Processing Fees
  ------------------------------
  Processing Fees - Residential
      Burrtec                           72   18,728  $   53.04      993       74   19,290  $   54.10    1,044
      City of Ontario                   30    7,797  $   53.04      414       31    8,031  $   54.10      434
      Other                             57   14,853  $   53.04      788       59   15,298  $   54.10      828
  Processing Fees - Commercial          17    4,400  $   35.70      157       17    4,532  $   36.41      165
  Processing Fees - Other                1      379  $   40.80       15        2      390  $   41.62       16
  Excess Residue Surcharge              22    5,615  $   18.36      103       22    5,783  $   18.73      108
                                   ----------------             -------  ----------------             -------
      Total                            199   51,771               2,470      205   53,324               2,595

  Commodity Sales
  ------------------------------
      Aluminum Cans                   0.41      107  $2,557.71      273     0.42      110  $2,557.71      281
      Cardboard                         39   10,014  $  117.29    1,175       40   10,315  $  117.29    1,210
      Commingled                        22    5,802  $   25.40      147       23    5,976  $   25.40      152
      CRV                                4    1,156  $  427.81      494        5    1,190  $  427.81      509
      Glass                              5    1,429  $  103.91      148        6    1,471  $  103.91      153
      High Density Poly.                 5    1,181  $  316.61      374        5    1,216  $  316.61      385
      Mixed Paper                       44   11,468  $   80.22      920       45   11,812  $   80.22      948
      Newspaper                         42   10,908  $  121.76    1,328       43   11,236  $  121.76    1,368
      PET-2-Liter Bottles                2      541  $  654.79      354        2      557  $  654.79      365
      Other (1)                         12    3,000  $   74.85      225       12    3,090  $   74.85      231
                                   ----------------             -------  ----------------             -------
      Total                            175   45,605               5,439      181   46,973               5,602

  Growth - Processing Fees
  ------------------------------
  Processing Fees - Residential
      Burrtec                          3.0%                2.0%     5.1%     3.0%                2.0%     5.1%
      City of Ontario                  3.0%                2.0%     5.1%     3.0%                2.0%     5.1%
      Other                            3.0%                2.0%     5.1%     3.0%                2.0%     5.1%
  Processing Fees - Commercial         3.0%                2.0%     5.1%     3.0%                2.0%     5.1%
  Processing Fees - Other              3.0%                2.0%     5.1%     3.0%                2.0%     5.1%
  Excess Residue Surcharge             3.0%                2.0%     5.1%     3.0%                2.0%     5.1%

  Growth - Commodity Sales
  ------------------------------
      Aluminum Cans                    3.0%                0.0%     3.0%     3.0%                0.0%     3.0%
      Cardboard                        3.0%                0.0%     3.0%     3.0%                0.0%     3.0%
      Commingled                       3.0%                0.0%     3.0%     3.0%                0.0%     3.0%
      CRV                              3.0%                0.0%     3.0%     3.0%                0.0%     3.0%
      Glass                            3.0%                0.0%     3.0%     3.0%                0.0%     3.0%
      High Density Poly.               3.0%                0.0%     3.0%     3.0%                0.0%     3.0%
      Mixed Paper                      3.0%                0.0%     3.0%     3.0%                0.0%     3.0%
      Newspaper                        3.0%                0.0%     3.0%     3.0%                0.0%     3.0%
      PET-2-Liter Bottles              3.0%                0.0%     3.0%     3.0%                0.0%     3.0%
      Other                            3.0%                0.0%     3.0%     3.0%                0.0%     3.0%

Note:
  (1) Other includes computer paper, film plastic, mixed color plastic, office pack, scrap metal, tin and white ledger.

West Valley MRF

                                ------------------------------------  ------------------------------------
Processing Fees &                               2003P                                 2004P
                                ------------------------------------  ------------------------------------
  Commodity Sales                Tons     Total    Average     Fee     Tons     Total    Average     Fee
(Amounts in $000s)              per Day  Tonnage  Price/Ton  Revenue  per Day  Tonnage  Price/Ton  Revenue
                                ------------------------------------  ------------------------------------
  Processing Fees
  -----------------------------
  Processing Fees - Residential
      Burrtec                        76   19,869  $   55.18    1,096       79   20,465  $   56.29    1,152
      City of Ontario                32    8,272  $   55.18      456       33    8,520  $   56.29      480
      Other                          61   15,757  $   55.18      870       62   16,230  $   56.29      914
  Processing Fees - Commercial       18    4,668  $   37.14      173       18    4,808  $   37.89      182
  Processing Fees - Other             2      402  $   42.45       17        2      414  $   43.30       18
  Excess Residue Surcharge           23    5,957  $   19.10      114       24    6,135  $   19.48      120
                                ----------------             -------  ----------------             -------
      Total                         211   54,924               2,727      218   56,572               2,865

  Commodity Sales
  -----------------------------
      Aluminum Cans                0.44      113  $2,557.71      290     0.45      117  $2,557.71      299
      Cardboard                      41   10,624  $  117.29    1,246       42   10,943  $  117.29    1,283
      Commingled                     24    6,155  $   25.40      156       24    6,340  $   25.40      161
      CRV                             5    1,226  $  427.81      524        5    1,263  $  427.81      540
      Glass                           6    1,516  $  103.91      157        6    1,561  $  103.91      162
      High Density Poly.              5    1,253  $  316.61      397        5    1,290  $  316.61      409
      Mixed Paper                    47   12,166  $   80.22      976       48   12,531  $   80.22    1,005
      Newspaper                      45   11,573  $  121.76    1,409       46   11,920  $  121.76    1,451
      PET-2-Liter Bottles             2      574  $  654.79      376        2      591  $  654.79      387
      Other (1)                      12    3,182  $   74.85      238       13    3,278  $   74.85      245
                                ----------------             -------  ----------------             -------
      Total                         186   48,382               5,770      192   49,834               5,943

  Growth - Processing Fees
  -----------------------------
  Processing Fees - Residential
      Burrtec                       3.0%                2.0%     5.1%     3.0%                2.0%     5.1%
      City of Ontario               3.0%                2.0%     5.1%     3.0%                2.0%     5.1%
      Other                         3.0%                2.0%     5.1%     3.0%                2.0%     5.1%
  Processing Fees - Commercial      3.0%                2.0%     5.1%     3.0%                2.0%     5.1%
  Processing Fees - Other           3.0%                2.0%     5.1%     3.0%                2.0%     5.1%
  Excess Residue Surcharge          3.0%                2.0%     5.1%     3.0%                2.0%     5.1%

  Growth - Commodity Sales
  -----------------------------
      Aluminum Cans                 3.0%                0.0%     3.0%     3.0%                0.0%     3.0%
      Cardboard                     3.0%                0.0%     3.0%     3.0%                0.0%     3.0%
      Commingled                    3.0%                0.0%     3.0%     3.0%                0.0%     3.0%
      CRV                           3.0%                0.0%     3.0%     3.0%                0.0%     3.0%
      Glass                         3.0%                0.0%     3.0%     3.0%                0.0%     3.0%
      High Density Poly.            3.0%                0.0%     3.0%     3.0%                0.0%     3.0%
      Mixed Paper                   3.0%                0.0%     3.0%     3.0%                0.0%     3.0%
      Newspaper                     3.0%                0.0%     3.0%     3.0%                0.0%     3.0%
      PET-2-Liter Bottles           3.0%                0.0%     3.0%     3.0%                0.0%     3.0%
      Other                         3.0%                0.0%     3.0%     3.0%                0.0%     3.0%

                                ------------------------------------
Processing Fees &                               2005P
                                ------------------------------------
  Commodity Sales                 Tons    Total    Average     Fee
(Amounts in $000s)              per Day  Tonnage  Price/Ton  Revenue
                                ------------------------------------
  Processing Fees
  -----------------------------
  Processing Fees - Residential
      Burrtec                        81   21,079  $   57.41    1,210
      City of Ontario                34    8,775  $   57.41      504
      Other                          64   16,717  $   57.41      960
  Processing Fees - Commercial       19    4,952  $   38.64      191
  Processing Fees - Other             2      426  $   44.16       19
  Excess Residue Surcharge           24    6,320  $   19.87      126
                                ----------------             -------
      Total                         224   58,269               3,010

  Commodity Sales
  -----------------------------
      Aluminum Cans                0.46      120  $2,557.71      308
      Cardboard                      43   11,271  $  117.29    1,322
      Commingled                     25    6,530  $   25.40      166
      CRV                             5    1,301  $  427.81      556
      Glass                           6    1,608  $  103.91      167
      High Density Poly.              5    1,329  $  316.61      421
      Mixed Paper                    50   12,907  $   80.22    1,035
      Newspaper                      47   12,277  $  121.76    1,495
      PET-2-Liter Bottles             2      609  $  654.79      399
      Other (1)                      13    3,376  $   74.85      253
                                -----------------            -------
      Total                         197   51,329               6,121

  Growth - Processing Fees
  -----------------------------
  Processing Fees - Residential
      Burrtec                       3.0%                2.0%     5.1%
      City of Ontario               3.0%                2.0%     5.1%
      Other                         3.0%                2.0%     5.1%
  Processing Fees - Commercial      3.0%                2.0%     5.1%
  Processing Fees - Other           3.0%                2.0%     5.1%
  Excess Residue Surcharge          3.0%                2.0%     5.1%

  Growth - Commodity Sales
  -----------------------------
      Aluminum Cans                 3.0%                0.0%     3.0%
      Cardboard                     3.0%                0.0%     3.0%
      Commingled                    3.0%                0.0%     3.0%
      CRV                           3.0%                0.0%     3.0%
      Glass                         3.0%                0.0%     3.0%
      High Density Poly.            3.0%                0.0%     3.0%
      Mixed Paper                   3.0%                0.0%     3.0%
      Newspaper                     3.0%                0.0%     3.0%
      PET-2-Liter Bottles           3.0%                0.0%     3.0%
      Other                         3.0%                0.0%     3.0%

West Valley MRF
Working Capital Analysis

                                                             ----------------------   ----------------------------------------
                                                                      Actual                          Projected
                                                             ----------------------   ----------------------------------------
                                                              1999   2000  03/31/01     2001    2002    2003    2004    2005
                                                             ----------------------   ----------------------------------------
                                                                            (LTM)
  Working Capital Assumptions

  Accounts Receivable Days                                       35     48       38        40      40      40      40      40
  Deposits & Prepaids as a % of Revenue                         0.0%   0.0%     0.6%      0.6%    0.6%    0.6%    0.6%    0.6%
  Inventory as a % of Revenue                                   0.2%   0.3%     0.4%      0.4%    0.4%    0.4%    0.4%    0.4%
  Accounts Payable Days                                          30     39       45        45      45      45      45      45
  Accrued Liabilities & Expenses as a % of COGS                 2.3%   5.9%     8.0%      8.0%    8.0%    8.0%    8.0%    8.0%


  Working Capital Balances ($000s)

  Accounts Receivable (net)                                   1,636  2,289    1,674     1,996   2,115   2,209   2,308   2,411
  Deposits & Prepaids                                             0      0       90       108     114     119     125     130
  Inventory                                                      43     49       69        72      76      80      83      87
  Accounts Payable                                             (978)  (981)  (1,052)   (1,218) (1,269) (1,324) (1,381) (1,440)
  Accounts Payable Related to Construction in Progress (1)        0      0     (500)        0       0       0       0       0
  Accrued Liabilities & Expenses                                (96)  (287)    (406)     (402)   (406)   (421)   (436)   (451)
                                                             ----------------------------------------------------------------

  Net Working Capital (NWC)                                     605  1,070     (125)      555     630     664     699     736

  Increase/(Decrease) in NWC                                     NA    465   (1,195)      680      75      34      36      37

Note:
-----
 (1) Net construction in progress payables not offset by bond proceeds held by trustee.

West Valley MRF
CapEx & Depreciation Analysis

                                                 --------------------------------------------
(Amounts in $000s)                               Actual                 Projected
                                                 ---------------------------------------------
                                                  2000    2001    2002    2003   2004   2005
                                                 ---------------------------------------------
         Beg. Net Fixed Assets                   17,476  16,380  15,284  14,188 13,092 11,996
              Less Depreciation                   1,096   1,096   1,096   1,096  1,096  1,096
                                                 ---------------------------------------------
         Ending Net Fixed Assets                 16,380  15,284  14,188  13,092 11,996 10,900

         Capital Expenditures:
                      2001            2,800                 280     280     280    280    280
                      2002             800                           80      80     80     80
                      2003             200                                   20     20     20
                      2004             200                                          20     20
                      2005             200                                                 20

                                   ---------
         Average Life                  10
                                   ---------

         Depreciation on New CapEx                          280     360     380    400    420
         Depreciation on Existing Assets          1,096   1,096   1,096   1,096  1,096  1,096
                                                 ---------------------------------------------
              Total Depreciation                  1,096   1,376   1,456   1,476  1,496  1,516

         Amortization:
              Bond Issuance Costs
                      1997               243         23      23      23      23     23     23
                      2000               438         28      42      42      42     42     42
              Burrtec Goodwill         1,750        180     180     180     180    180    180
                                                 ---------------------------------------------
              Total Amortization                    231     245     245     245    245    245

         Total Depreciation & Amortization        1,327   1,621   1,701   1,721  1,741  1,761
                                                 =============================================

         Note:
         -----
           (1)Depreciation and amortization are split 85/15 between cost of revenue and operating expenses. Split is based on Q1 2001 data.

                                                 ---------------------------------------
                                                    1999           2000        03/31/01
                                                 ---------------------------------------
              Beg. PP&E                             11,240        10,806        16,380
              Additions (plug)                         504         6,670         2,349
              Deletions                                  0             0             0
              Depreciation                            (938)       (1,096)         (311)
                                                    ------      --------       -------

              End PP&E                              10,806        16,380        18,418
                                                    ======      ========       =======

West Valley MRF
Member Distributions

                           -----------------------------------------
                                    Actual              Estimated
                           -----------------------------------------
                           1997(1) 1998   1999    2000  2001 (2)
                           -----------------------------------------

      Cash Distributions:
          Kaiser               0     0     450    1,000     1,700
          Burrtec              0     0     450    1,000     1,700
                              --    --    ----   ------    ------

      Total                    0     0     900    2,000     3,400
                              ==    ==    ====   ======    ======


      Notes:
      ------
       (1)Represents date of inception (6/19/97) to 12/31/97.
       (2)Estimated by Kaiser mgmt.; $1 million distribution made in April 2001.

West Valley MRF
Weighted Average Cost of Capital Calculation

                                                     -----------------------------------------------------------------------------
                                                                                     $ in millions
                                                      -----------------------------------------------------------------------------
                                                       Levered  Size Adjusted Market Value Book Value   Debt/  Estimated Unlevered
                                                        Beta        Beta        of Equity   of Debt    Capital  Tax Rate   Beta
                                                      -----------------------------------------------------------------------------
             ALLIED WASTE INDS INC (AW)                 0.70        0.89         3,685.1    9,649.1     72.4%    40.0%     0.35

             CASELLA WASTE SYS INC  -CL A (CWST)        1.15        1.24           277.5      435.5     61.1%    40.0%     0.64
             REPUBLIC SERVICES INC (RSG)                1.35        1.72         3,387.4    1,256.7     27.1%    40.0%     1.41
             WASTE CONNECTIONS INC (WCNX)               0.50        0.61           974.3      337.8     25.7%    40.0%     0.50
             WASTE INDUSTRIES INC (WWIN)                0.60        0.60           101.4      200.4     66.4%    40.0%     0.27
             WASTE MANAGEMENT INC (WMI)                 1.05        1.34        19,277.9    8,485.0     30.6%    40.0%     1.06

        Range                                           0.50        0.60             101        200     25.7%    40.0%     0.27
                                                        1.35        1.72          19,278      9,649     72.4%    40.0%     1.41

        Median                                          0.88        1.07           2,181        846     45.8%    40.0%     0.57
        Mean                                            0.89        1.07           4,617      3,394     47.2%    40.0%     0.71

                                                      -----------------------------------------------------------------------------
                                                                                  Decile Conversion
                                                      -----------------------------------------------------------------------------
             Market Cap. Range (in millions)          2204-1304   1304-872      872-578    578-382    382-215   215-98    98 - 0

                                                       4 to 10     5 to 10      6 to 10    7 to 10    8 to 10  9 to 10   10 to 10
                                                       -------     -------      -------    -------    -------  -------   --------

                                     Beta               1.12        1.15         1.18       1.23       1.27     1.33      1.43
                                    Premium             27.7%       24.3%        21.2%      16.3%      12.6%     7.5%      0.0%

                                                                           -------------------------------------------------------
                                                                           Est. Unlevered    Tax      %         %     Est. Levered
                                                                                Beta         Rate   Debt/(1)/ Equity    Beta/(2)/
                                                                           -------------------------------------------------------
                                                                                0.71        40.0%    47.0%     53.0%       1.08


                                                                    Reasonable
                                                                   Projections
                                                              ----------------
        Cost of Equity:
             Risk-Free Rate                                               5.8%   (Treasury bonds - 20 years)
             Return on the Market                                        14.1%   (Common stock - S&P 500)
             Equity Risk Premium                                          8.3%
             Beta                                                        1.08
             Micro-cap equity size premium (*$192million)                 2.6%
             Company Specific risk premium                                2.0%
             Cost of Equity                                              19.3%
             % Equity                                                    53.0%

        Cost of Debt:
             Average Borrowing Rate                                      4.70%
             After-Tax Cost of Debt                                       4.7%
             % Debt                                                      47.0%

        Weighted Average Cost of Capital                                 12.4%
        ---------------------------------------------------------------------
        Concluded WACC (rounded)                                         12.0%
        ---------------------------------------------------------------------

        (1)  Based on mean of comparable companies shown above.
        (2) Levered Beta = Unlevered Beta x (1+((1-Tax Rate)x(Market Value of Debt / Market Value of Equity)))
        (3)  Cost of equity = risk-free rate + (Beta x equity risk premium)
        (4)  WACC = cost of equity x (% equity) + cost of debt x (% debt)

* equals less than

                              DUFF & PHELPS, LLC
                            Alternative Investments
                              As of June 30, 2001
================================================================================



                                                 Yield/
Investment                                   Rate of Return
----------                                   --------------

Treasury Bills - 1 Year                                3.47%

Treasury Notes - 10 Years                              5.35%

Treasury Bonds - 20 Years                              5.85%

Corporate Bonds - Medium Grade  (1)                    8.01%

Prime Rate                                             6.75%

High Yield Bonds  (2)                                 11.86%

Common Stock - S&P 500  (3)                           14.05%

Small Capitalized Stock  (4)                          16.65%

Weighted Average Cost of Capital (5)                  12.45%

Cost of Equity (6)                                    19.31%

Venture Capital                                   30% to 50%



(1)  Calculated using Barron's index of 10 medium-grade corporate bonds.
(2)  Salomon Smith Barney Intermediate High Yield Index.
(3) Using the Capital Asset Pricing Model and assuming a risk-free rate based on the 20-year Treasury Bond and a market premium of 8.2%.
(4)  Source:  Ibbotson Associates 2000 SBBI Yearbook.
     Calculated by adding a risk premium of 2.6% to the return of the S&P 500.
(5)  Based on Comparative Company Analysis.
(6)  Based on Comparative Company Analysis.

                        KAISER VENTURES - WEST VALLEY MRF
                           COMPARABLE COMPANY ANALYSIS
                                  June 29, 2001

-----------------------------------------------------------------------------------------------------------------
                                                           Equity       Enterprise      Debt /         LTM
                                              Common       Value        Value (1)     Enterprise     Revenues
Company                                    Stock Price  (in millions)  (in millions)     Value     (in millions)
-----------------------------------------------------------------------------------------------------------------
ALLIED WASTE INDS INC (AW)                     $18.68        $3,685       $14,216         67.0 %        $5,683
CASELLA WASTE SYS INC  -CL A (CWST)             12.50           278           735         59.2             551
REPUBLIC SERVICES INC (RSG)                     19.85         3,387         4,626         27.2           2,137
WASTE CONNECTIONS INC (WCNX)                    36.00           974         1,349         28.1             325
WASTE INDUSTRIES INC (WWIN)                      7.60           101           306         67.2             245
WASTE MANAGEMENT INC (WMI)                      30.82        19,278        27,376         32.8          11,994

Highest                                         36.00        19,278        27,376         67.2          11,994
Lowest                                           7.60           101           306         27.2             245

Mean                                           $20.91         4,617         8,101         46.9           3,489
Median                                          19.27         2,181         2,988         46.0           1,344

================================================================================================================


----------------------------------------------------------------------------------------------------------------
                                                                       Growth Rates
                                          ----------------------------------------------------------------------
                                                LTM     3-yr. CAGR (2)       LTM     3-yr. CAGR (2)    Long-term
Company                                      Revenues     Revenues          EBITDA       EBITDA       Proj. EPS
----------------------------------------------------------------------------------------------------------------
ALLIED WASTE INDS INC (AW)                       31.8%         86.8%         40.8%        89.1%           15.0%
CASELLA WASTE SYS INC  -CL A (CWST)             120.6          66.4          69.6         55.8            15.0
REPUBLIC SERVICES INC (RSG)                       8.9          23.1           8.0         30.5            12.0
WASTE CONNECTIONS INC (WCNX)                     51.6         132.1          65.8           NM            25.0
WASTE INDUSTRIES INC (WWIN)                       9.3          31.7           8.2         41.5            11.0
WASTE MANAGEMENT INC (WMI)                       (9.6  )       68.4          21.8         48.4            15.0

Highest                                         120.6         132.1          69.6         89.1            25.0
Lowest                                           (9.6  )       23.1           8.0         30.5            11.0

Mean                                             35.4          68.1          35.7         53.1            15.5
Median                                           20.5          67.4          31.3         48.4            15.0

================================================================================================================


------------------------------------------------------------------------------------------------------------------------------------
                                               Common Stock Price as a Multiple of      Enterprise Value as a Multiple of (1)
                                               -----------------------------------      -------------------------------------
                                             LTM         Projected     Book Value     LTM     Projected   LTM   Projected    LTM
Company                                      EPS           EPS         Per Share     EBITDA    EBITDA    EBIT    EBIT      Revenues
------------------------------------------------------------------------------------------------------------------------------------
ALLIED WASTE INDS INC (AW)                    38.7x          21.2x         6.5x         6.8x       7.2x     10.1x    11.0x     2.5x
CASELLA WASTE SYS INC  -CL A (CWST)             NM           31.3          1.1          6.5        6.3      13.0     12.3      1.3
REPUBLIC SERVICES INC (RSG)                   15.3           14.6          2.0          7.2        7.0      10.6     10.1      2.2
WASTE CONNECTIONS INC (WCNX)                  33.0           24.0          2.8         11.8       10.0      16.0     12.8      4.1
WASTE INDUSTRIES INC (WWIN)                   13.2           11.7          1.5          5.6        5.5      11.4     10.8      1.2
WASTE MANAGEMENT INC (WMI)                    51.9           22.7          3.9          8.7        7.9      15.9     13.5      2.3

Highest                                       51.9           31.3          6.5         11.8       10.0      16.0     13.5      4.1
Lowest                                        13.2           11.7          1.1          5.6        5.5      10.1     10.1      1.2

Mean                                          30.4           20.9          2.9          7.8        7.3      12.8     11.7      2.3
Median                                        33.0           21.9          2.4          7.0        7.1      12.2     11.7      2.2

====================================================================================================================================


------------------------------------------------------------------------------------------------------------------------------------
                                                       Margin Analysis (3)                               Return Analysis
                                           ----------------------------------------           ----------------------------------
                                          LTM      3-yr. Avg.      LTM       3-yr. Avg.    LTM       3-yr. Avg.   LTM     3-yr. Avg
Company                                  EBITDA     EBITDA      Net Income   Net Income    ROE (4)    ROE (4)    ROA (5)   ROA (5)
------------------------------------------------------------------------------------------------------------------------------------
ALLIED WASTE INDS INC (AW)
                                          36.6%      34.5%        2.9%          4.6%      15.4%        16.0%       5.0%      4.7%
CASELLA WASTE SYS INC  -CL A (CWST)       20.6       20.2         0.1           4.3       (0.2 )        3.3        2.8       4.9
REPUBLIC SERVICES INC (RSG)               29.9       29.8        10.5          11.0       13.8         14.6        7.9       8.2
WASTE CONNECTIONS INC (WCNX)              35.0       27.7         8.4           7.5        9.6          8.9        6.0       5.7
WASTE INDUSTRIES INC (WWIN)               22.1       21.5         3.2           4.8       11.1         16.3        6.2       7.7
WASTE MANAGEMENT INC (WMI)                26.1       26.6         3.1           3.4        7.9         11.3        3.8       5.1

Highest                                   36.6       34.5        10.5          11.0       15.4         16.3        7.9       8.2
Lowest                                    20.6       20.2         0.1           3.4       (0.2 )        3.3        2.8       4.7

Mean                                      28.4       26.7         4.7           5.9        9.6         11.7        5.3       6.1
Median                                    28.0       27.1         3.1           4.7       10.3         12.9        5.5       5.4

====================================================================================================================================


------------------------------------------------------------------------------------------------------------------------------------
                                                    Price One     % Change      LTM      Projected           Price as a Multiple of
Index                                    Price       Year Ago     in Price      EPS         EPS      Index      LTM EPS Proj. EPS
------------------------------------------------------------------------------------------------------------------------------------
Dow Jones Industrial Average           $9,777.9     $11,164.8       -12.4 %    $504.4          NA     19.4x             NA
S&P 500                                 1,145.9       1,494.7        -23.3       50.9        57.3     22.5            20.0
NASDAQ Composite                        1,783.0       4,148.9        -57.0         NA          NA      NA               NA
====================================================================================================================================

Source: Standard & Poor's Compustat Services, Inc., Duff & Phelps, LLC and First Call Corporation.
NA - Not Available
NM - Not Meaningful
(1) Market value of equity + total debt outstanding + book value of preferred stock + minority interest - cash and equivalents
(2) Compound annual growth rate
(3) Margin analysis = as a % of revenues
(4) Net income / average common equity
(5) Net income + (interest expense*(1-tax rate))/ average assets

                       KAISER VENTURES - WEST VALLEY MRF
                          COMPARABLE COMPANY ANALYSIS
                               FINANCIAL PROFILE
                     (In millions, except per share data)
                                 June 29, 2001

-------------------------------------------------------------------------------------------------------------------------------

                                    ALLIED WASTE   CASELLA WASTE SYS  REPUBLIC SERVICES   WASTE CONNECTIONS  WASTE INDUSTRIES
                                       INDS INC         INC.CLA            INC                  INC               INC
-------------------------------------------------------------------------------------------------------------------------------
Common Stock Data
  Common Stock Price                    $   18.68         $12.50          $   19.85               $ 36.00           $ 7.60
  Common Stock Price-One
  Yr. Ago                                   10.00          10.75              15.90                 19.75            10.75
  Percent Price Change                       86.8%          16.3%              24.8%                 82.3%           -29.3%

  52-week High                          $   19.68         $12.50          $   19.85               $ 36.00           $11.63
  52-week Low                                7.88           3.81              11.31                 17.81             4.88

   Indicated Dividend                   $    0.00         $ 0.00          $    0.00               $  0.00           $ 0.00
  Dividend Yield                              0.0%           0.0%               0.0%                  0.0%             0.0%

  Book Value Per Share                  $    2.88         $11.52          $    9.91               $ 13.06           $ 5.24

Trading Activitiy
  Common Shares Outstanding                197.27          22.20             170.65                 27.06            13.34
  Common Stock Float
  Avg. Daily Shares Traded over LTM          0.52           0.16               0.70                  0.29             0.02
  % of Float Traded Daily
  Stock Exchange                             NYSE           NSDQ               NYSE                  NSDQ             NSDQ

Capitalization
  Market Value of Common Equity         $ 3,685.1         $277.5          $ 3,387.4               $ 974.3           $101.4
  Plus: Total Debt Outstanding            9,525.1          435.5            1,258.3                 379.0            205.4
  Plus: Book Value of Preferred Stock     1,113.6           57.0                0.0                   0.0              0.0
  Plus: Minority Interest                     0.0           19.4                0.0                   0.0              0.0
  Less: Cash and Equivalents                107.8           54.0               19.4                   4.2              1.0
  Enterprise Value                       14,216.1          735.3            4,626.3               1,349.1            305.8
  Debt to Enterprise Value                   67.0%          59.2%              27.2%                 28.1%            67.2%

Key Balance Sheet Items (Optional)
  Intangible Assets                     $8,717.44             NA          $1,435.00               $363.51           $74.75
  Marketable Securities (Noncurrent)
  Management Options Outstanding
  Avg. Exercise Price of Mgmt Options

====================================================================================================================================


---------------------------------------------------------------------------------------
                                                    WASTE MANAGEMENT      WEST VALLEY
                                                           INC               MRF
---------------------------------------------------------------------------------------
Common Stock Data
Common Stock Price                                     $   30.82              NA
Common Stock Price-One
Yr. Ago                                                    18.75              NA
Percent Price Change                                        64.4%             NA

52-week High                                           $   30.82              NA
52-week Low                                                17.44              NA

 Indicated Dividend                                    $    0.01              NA
Dividend Yield                                               0.0%             NA

Book Value Per Share                                   $    7.91              NA

Trading Activitiy
Common Shares Outstanding                                 625.50              NA
Common Stock Float
Avg. Daily Shares Traded over LTM                           2.00              NA
% of Float Traded Daily
Stock Exchange                                              NYSE              NA

Capitalization
Market Value of Common Equity                          $19,277.9              NA
Plus: Total Debt Outstanding                             8,969.0              NA
Plus: Book Value of Preferred Stock                          0.0              NA
Plus: Minority Interest                                     16.0              NA
Less: Cash and Equivalents                                 887.0              NA
Enterprise Value                                        27,375.9              NA
Debt to Enterprise Value                                    32.8%             NA

Key Balance Sheet Items (Optional)
Intangible Assets                                      $5,193.00              NA
Marketable Securities (Noncurrent)
Management Options Outstanding
Avg. Exercise Price of Mgmt Options

=======================================================================================

Note: Adjusted for special items.

Source: Standard & Poor's Compustat Services, Inc. and Duff & Phelps, LLC.

                       KAISER VENTURES - WEST VALLEY MRF
                          COMPARABLE COMPANY ANALYSIS
                             FINANCIAL PERFORMANCE
                     (In millions, except per share data)

------------------------------------------------------------------------------------------------------------------------------------

                                        ALLIED WASTE INDS  CASELLA WASTE SYS  REPUBLIC SERVICES  WASTE CONNECTIONS  WASTE INDUSTRIES
                                               INC             INC -CL A             INC                 INC               INC
------------------------------------------------------------------------------------------------------------------------------------
LTM Financial Results
   Date of LTM Financial Results                 Mar01             Jan01              Mar01               Mar01             Mar01
   Revenues                                   $5,683.0            $551.1           $2,137.2              $325.5            $245.3
   EBITDA                                      2,082.2             113.3              639.3               113.9              54.3
   EBIT                                        1,403.6              56.6              437.9                84.5              26.8
   Net Income                                    162.2               0.7              224.5                27.4               7.8
   Diluted EPS                                     0.5              (0.0)               1.3                 1.1               0.6

Fiscal Year End Results
   Date of Latest Fiscal Year End                Dec00             Apr00              Dec00               Dec00             Dec99
   Revenues                                   $5,707.5            $337.3           $2,103.3              $304.4            $214.7
   EBITDA                                      2,009.9              69.3              638.1               104.3              48.8
   EBIT                                        1,335.9              44.3              440.7                77.1              26.5
   Net Income                                    214.7              14.2              225.1                28.3              12.3
   Diluted EPS                                     0.8               0.7                1.3                 1.2               0.9

------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------

                                         WASTE MANAGEMENT      WEST VALLEY         Comparison
                                                INC                MRF
--------------------------------------------------------------------------------------------------
LTM Financial Results
   Date of LTM Financial Results                 Mar01             Mar01            Smaller
   Revenues                                  $11,993.7             $15.9
   EBITDA                                      3,132.4               5.0
   EBIT                                        1,718.8               3.7
   Net Income                                    371.4               2.9
   Diluted EPS                                     0.6                NA

Fiscal Year End Results
   Date of Latest Fiscal Year End                Dec00             Dec00            Smaller
   Revenues                                  $12,492.0             $17.0
   EBITDA                                      3,216.0               5.3
   EBIT                                        1,787.0               4.0
   Net Income                                    356.1               3.2
   Diluted EPS                                     0.6                NA

--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

                                        ALLIED WASTE INDS  CASELLA WASTE SYS  REPUBLIC SERVICES  WASTE CONNECTIONS  WASTE INDUSTRIES
                                               INC             INC -CL A             INC                 INC               INC
------------------------------------------------------------------------------------------------------------------------------------
Projected Financial Results
   Date of Projected Financial Results      12/31/2001        04/30/2001         12/31/2001          12/31/2001        12/31/2001
   EBITDA                                     $1,970.4            $116.4             $661.4              $135.2             $55.7
   EBIT                                        1,291.8              59.7              460.0               105.8              28.2
   Net Income                                    173.6               8.9              232.1                40.6               8.7
   Diluted EPS                                     0.9               0.4                1.4                 1.5               0.7

First Call Earnings Estimates
   Date of First Call Estimates             04/02/2001        03/14/2001         05/02/2001          02/22/2001        05/02/2001

   Date of Next Fiscal Year End             12/31/2001        04/30/2001         12/31/2001          12/31/2001        12/31/2001
   EPS Projection                                 0.88              0.18               1.36                1.50              0.65
   Range of EPS Projections                  .80 / .90         .15 / .20        1.35 / 1.36         1.49 / 1.50         .65 / .72
   Number of Analysts                                8                 5                  9                   7                 3

   Date of 2/nd/ Fiscal Year End            12/31/2002        04/30/2002         12/31/2002          12/31/2002        12/31/2002
   EPS Projection                                 1.10              0.40               1.55                1.84              0.75
   Range of EPS Projections                 .97 / 1.20         .22 / .45        1.47 / 1.60         1.80 / 1.87         .71 / .82
   Number of Analysts                                7                 5                  8                   6                 3

   Long-term Earnings Growth Rate                15.0%             15.0%              12.0%               25.0%             11.0%

------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

-------------------------------------------------------------------------------

                                         WASTE MANAGEMENT      WEST VALLEY
                                                INC                MRF
-------------------------------------------------------------------------------
Projected Financial Results
   Date of Projected Financial Results      12/31/2001                NA
   EBITDA                                     $3,445.6                NA
   EBIT                                        2,032.0                NA
   Net Income                                    850.7                NA
   Diluted EPS                                     1.4                NA

First Call Earnings Estimates
   Date of First Call Estimates             05/10/2001                NA

   Date of Next Fiscal Year End             12/31/2001                NA
   EPS Projection                                 1.36                NA
   Range of EPS Projections                1.30 / 1.40                NA
   Number of Analysts                                9                NA

   Date of 2/nd/ Fiscal Year End            12/31/2002                NA
   EPS Projection                                 1.70                NA
   Range of EPS Projections                1.56 / 1.73                NA
   Number of Analysts                                8                NA

   Long-term Earnings Growth Rate                15.0%                NA

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

Note: Adjusted for special items.

Source: Standard & Poor's Compustat Services, Inc., Duff & Phelps, LLC and First Call Corporation.

                       KAISER VENTURES - WEST VALLEY MRF
                          COMPARABLE COMPANY ANALYSIS
                           HISTORICAL PROFIT MARGINS

------------------------------------------------------------------------------------------------------------------------------------

                                        ALLIED WASTE INDS  CASELLA WASTE SYS  REPUBLIC SERVICES  WASTE CONNECTIONS  WASTE INDUSTRIES
                                               INC             INC -CL A             INC                 INC               INC
------------------------------------------------------------------------------------------------------------------------------------
Gross Margins (%)
   LTM                                               42.8               32.4               39.4               43.3              38.1
   2000                                              42.5               33.0               39.6               42.7              37.2
   1999                                              41.7               35.9               40.1               38.9              38.8
   1998                                              43.4               33.3               38.4               29.5              37.7

   Three-Year Average                                42.5               34.1               39.4               37.0              37.9

EBITDA Margins (%)
   LTM                                               36.6               20.6               29.9               35.0              22.1
   2000                                              35.2               20.6               30.3               34.3              22.7
   1999                                              34.7               21.2               30.5               30.3              22.2
   1998                                              33.5               18.8               28.5               18.5              19.5

   Three-Year Average                                34.5               20.2               29.8               27.7              21.5

EBIT Margins (%)
   LTM                                               24.7               10.3               20.5               26.0              10.9
   2000                                              23.4               13.1               21.0               25.3              12.3
   1999                                              23.2               13.3               21.6               22.3              12.3
   1998                                              22.1               10.8               20.8               13.7              10.2

   Three-Year Average                                22.9               12.4               21.1               20.4              11.6

Net Income Margins (%)
   LTM                                                2.9                0.1               10.5                8.4               3.2
   2000                                               3.8                4.2               10.7                9.3               5.7
   1999                                               4.0                5.9               11.1                8.0               6.3
   1998                                               6.0                2.9               11.2                5.1               2.3

   Three-Year Average                                 4.6                4.3               11.0                7.5               4.8

------------------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------

                                         WASTE MANAGEMENT      WEST VALLEY         Comparison
                                                INC                MRF
--------------------------------------------------------------------------------------------------
Gross Margins (%)
   LTM                                               39.7             57.2
   2000                                              39.7             54.2
   1999                                              37.0             43.7
   1998                                              41.9             38.4

   Three-Year Average                                39.5             45.5           Higher

EBITDA Margins (%)
   LTM                                               26.1             31.6
   2000                                              25.7             31.3
   1999                                              22.4             24.0
   1998                                              31.6             12.0

   Three-Year Average                                26.6             22.4            Lower

EBIT Margins (%)
   LTM                                               14.3             23.2
   2000                                              14.3             23.5
   1999                                              10.1             17.5
   1998                                              19.8              3.3

   Three-Year Average                                14.7             14.8            Lower

Net Income Margins (%)
   LTM                                                3.1             17.9
   2000                                               2.9             18.8
   1999                                               0.6             13.8
   1998                                               6.7             -1.8

   Three-Year Average                                 3.4             10.2           Higher

--------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------

Note: Adjusted for special items.

Source: Standard & Poor's Compustat Services, Inc. and Duff & Phelps, LLC.

                                                 KAISER VENTURES - WEST VALLEY MRF
                                                    COMPARABLE COMPANY ANALYSIS

                                                      HISTORICAL GROWTH RATES

-----------------------------------------------------------------------------------------------------------------------------------

                        ALLIED WASTE   CASELLA WASTE   REPUBLIC      WASTE         WASTE       WASTE      WEST VALLEY   Comparison
                          INDS INC     SYS INC -CL A   SERVICES   CONNECTIONS   INDUSTRIES   MANAGEMENT       MRF
                                                         INC          INC           INC         INC
-----------------------------------------------------------------------------------------------------------------------------------
Revenues Growth (%)
   YTD                          -1.8           105.1        6.8          33.0          4.8        -15.5          -1.1
   LTM                          31.8           120.6        8.9          51.6          9.3         -9.6            NA
   2000                         70.8            94.5       14.4          66.7         25.4         -4.8          19.9        Lower
   1999                        112.0            46.9       34.3         237.9         47.3          3.3          65.8
   1998                         80.1            61.3       21.4         121.9         23.7        386.0            NA

   Three-year CAGR              86.8            66.4       23.1         132.1         31.7         68.4            NA

EBITDA Growth (%)
   YTD                          15.6            53.1        0.8          44.5          5.7        -10.9          -5.1
   LTM                          40.8            69.6        8.0          65.8          8.2         21.8            NA
   2000                         73.2            88.9       13.8          88.3         28.5          9.5          26.2        Lower
   1999                        120.0            65.1       43.5         454.6         67.1        -26.7         191.4
   1998                         77.5            21.3       35.9         350.9         32.0        307.9            NA

   Three-year CAGR              89.1            55.8       30.5        -397.0         41.5         48.4            NA

Net Income Growth (%)
   YTD                        -112.1          -114.4       -1.2         -16.0        -34.6         13.7         -10.5
   LTM                           9.7           -95.1        7.2          36.5        -33.5        321.7            NA
   2000                         59.0            38.6        9.8          93.1         13.4        351.1          31.8        Lower
   1999                         43.8           200.6       33.4         427.6        301.1        -90.7            NM
   1998                         73.4           519.0       32.3         144.5        -61.7        139.6            NA

   Three-year CAGR              58.3           195.4       24.7        -265.5         20.3          0.2            NM

===================================================================================================================================

                                                        HISTORICAL RETURNS
-----------------------------------------------------------------------------------------------------------------------------------

                        ALLIED WASTE   CASELLA WASTE   REPUBLIC      WASTE         WASTE       WASTE      WEST VALLEY   Comparison
                          INDS INC     SYS INC -CL A   SERVICES   CONNECTIONS   INDUSTRIES   MANAGEMENT       MRF
                                                         INC          INC           INC         INC
-----------------------------------------------------------------------------------------------------------------------------------
Returns on Average
 Assets (%)
   LTM                           5.0             2.8        7.9           6.0          6.2          3.8          11.1        Higher
   2000                          5.1             4.3        8.0           6.4          8.2          4.0          15.5
   1999                          4.3             5.8        8.0           5.6          9.7          2.5          16.7
   1998                          4.8             4.7        8.7           4.9          5.3          8.8            NA

   Three-Year Average            4.7             4.9        8.2           5.7          7.7          5.1            NA

Returns on Average
 Common Equity (%)
   LTM                          15.4            -0.2       13.8           9.6         11.1          7.9          40.6        Higher
   2000                         21.9             6.7       14.2          10.2         18.2          7.7          51.4
   1999                         13.7             8.9       14.6          10.5         20.7          1.8          12.5
   1998                         12.3            -5.7       15.0           6.1         10.0         24.3            NA

   Three-Year Average           16.0             3.3       14.6           8.9         16.3         11.3            NA

===================================================================================================================================

Note: Adjusted for special items.

Source: Standard & Poor's Compustat Services, Inc. and Duff & Phelps, LLC.

                                                 KAISER VENTURES - WEST VALLEY MRF
                                                    COMPARABLE COMPANY ANALYSIS


                                                      WORKING CAPITAL RATIOS

-----------------------------------------------------------------------------------------------------------------------------------

                        ALLIED WASTE   CASELLA WASTE   REPUBLIC      WASTE         WASTE       WASTE      WEST VALLEY   Comparison
                          INDS INC     SYS INC -CL A   SERVICES   CONNECTIONS   INDUSTRIES   MANAGEMENT       MRF
                                                         INC          INC           INC         INC
-----------------------------------------------------------------------------------------------------------------------------------
Current Ratio                    0.8             2.4        1.0           0.9          1.6          1.0           1.3        Higher

Inventory Turnover
   LTM                            NM           101.6         NA            NM         89.0           NA         115.9
   Three-Year Average             NM            41.1       61.0            NM         83.3         60.3         287.9        Higher

Receivable Days
   LTM                          50.2            55.3       42.3          41.4         38.0         46.9          46.4
   Three-Year Average           52.3            47.6       42.5          43.7         33.9         44.7          35.2        Lower

Payable Days
   LTM                          43.5            34.0       17.8          42.1         21.9         85.9         105.2
   Three-Year Average           47.3            42.7       23.9          45.2         31.8         41.6          31.9        Lower

Working Capital as a %
 of Revenues
   LTM                          -5.5            16.2       -1.2          -1.7          4.4         -5.0           5.3
   Three-Year Average           -3.7             5.5       -3.9          -5.2          2.5         -4.9           5.0        Higher

===================================================================================================================================

                                                       FIXED ASSET ANALYSIS

-----------------------------------------------------------------------------------------------------------------------------------

                        ALLIED WASTE   CASELLA WASTE   REPUBLIC      WASTE         WASTE       WASTE      WEST VALLEY   Comparison
                          INDS INC     SYS INC -CL A   SERVICES   CONNECTIONS   INDUSTRIES   MANAGEMENT       MRF
                                                         INC          INC           INC         INC
-----------------------------------------------------------------------------------------------------------------------------------
CapEx as a % of
 Revenues
   LTM                           6.4            13.3        9.3           8.1         16.8         10.1          50.7
   Three-Year Average           12.0            23.0       13.2          10.0         17.7         11.2           7.5        Lower

Depreciation as a % of
 Prior Yr. NFA
   LTM                          17.6            15.5       12.3           8.7         18.9         13.9           6.0
   Three-Year Average           17.9            17.1       13.5          37.9         26.7         21.9           7.6        Lower

CapEx as a % of
 Depreciation
   LTM                          53.5           129.0       98.3          89.9        150.1         85.5         735.5
   Three-Year Average          104.6           296.0      154.8         154.8        180.2         94.8         114.3        Lower

Net Fixed Asset Turns
   LTM                           1.5             1.5        1.3           0.8          1.4          1.2           0.9
   Three-Year Average            1.2             1.5        1.4           1.6          2.2          1.3           1.7        Higher

===================================================================================================================================

Source: Standard & Poor's Compustat Services, Inc. and Duff & Phelps, LLC.

                       KAISER VENTURES - WEST VALLEY MRF
                          COMPARABLE COMPANY ANALYSIS
                                 DEBT ANALYSIS

------------------------------------------------------------------------------------------------------------------------------------
                                      ALLIED     CASELLA    REPUBLIC     WASTE        WASTE        WASTE       WEST
                                       WASTE    WASTE SYS   SERVICES   CONNECTIONS  INDUSTRIES   MANAGEMENT   VALLEY    Comparison
                                     INDS INC    INC -CLA     INC         INC          INC          INC         MRF
-----------------------------------------------------------------------------------------------------------------------------------
Total Debt to Total Capital (%)
   LTM                                  85.3        59.9      44.9       56.9         76.2          66.9        80.7
   2000                                 70.5        64.6      45.2       33.2         69.1          66.1        79.7
   1999                                 86.4        37.3      46.5       61.7         59.8          73.5        72.4
   1998                                 69.7        50.0      46.5       53.9         58.4          73.7        71.6

   Three-Year Average                   75.5        50.6      46.1       49.6         62.4          71.1        74.5      Higher

Fixed Charge Coverage
   LTM                                   1.3         1.4       5.4        2.8          1.7           2.5         5.6
   2000                                  1.3         2.6       5.2        2.7          3.1           2.3         6.5
   1999                                  1.5         4.2       5.7        3.5          4.4           1.6         6.6
   1998                                  2.2         0.8       6.2        2.0          4.2           3.5         0.9

   Three-Year Average                    1.7         2.5       5.7        2.7          3.9           2.5         4.7      Higher

Interest Coverage
   LTM                                   1.5         1.5       5.4        2.8          1.7           2.5         5.6
   2000                                  1.5         2.7       5.4        2.7          3.1           2.4         6.5
   1999                                  1.8         4.6       6.2        3.5          4.4           1.7         6.6
   1998                                  3.9         1.9       6.4        3.3          4.2           3.7         0.9

   Three-Year Average                    2.4         3.1       6.0        3.2          3.9           2.6         4.7      Higher

====================================================================================================================================

Source: Standard & Poor's Compustat Services, Inc. and Duff & Phelps, LLC.

                       Kaiser Ventures - West Valley MRF
                  Comparable Company Index vs. S&P 500 Index
                        Based on Weekly Closing Prices
                       April 24, 1998 thru June 29, 2001



                             [GRAPH APPEARS HERE]


Comparable Company Index: Allied Waste, Casella Waste Systems, Republic Services, Waste Connections, Waste Industries, Waste Management

Source: Bloomberg

                       KAISER VENTURES - WEST VALLEY MRF
                             Comparative Rankings


                                                             Year 2000
--------------------------------------------   -----------------------------------------   -----------------------------------------
            Sales ($ millions)                       Revenue Growth (%)                           Gross Margin (%)

--------------------------------------------   -----------------------------------------   -----------------------------------------
                                                                                           -----------------------------------------
WASTE MANAGEMENT INC (WMI)         11,993.7    CASELLA WASTE SYS INC  -CL A                KAISER VENTURES - WVMRF              54.2
                                                 (CWST)                            94.5    -----------------------------------------
ALLIED WASTE INDS INC (AW)          5,683.0    ALLIED WASTE INDS INC (AW)          70.8    WASTE CONNECTIONS INC (WCNX)         42.7
REPUBLIC SERVICES INC (RSG)         2,137.2    WASTE CONNECTIONS INC (WCNX)        66.7    ALLIED WASTE INDS INC (AW)           42.5
CASELLA WASTE SYS INC  -CL A                   WASTE INDUSTRIES INC (WWIN)         25.4    WASTE MANAGEMENT INC (WMI)           39.7
   (CWST)                             551.1    ----------------------------------------
WASTE CONNECTIONS INC (WCNX)          325.5    KAISER VENTURES - WVMRF             19.9    REPUBLIC SERVICES INC (RSG)          39.6
                                               ----------------------------------------
WASTE INDUSTRIES INC (WWIN)           245.3    REPUBLIC SERVICES INC (RSG)         14.4    WASTE INDUSTRIES INC (WWIN)          37.2
--------------------------------------------
KAISER VENTURES - WVMRF                15.9    WASTE MANAGEMENT INC (WMI)          -4.8    CASELLA WASTE SYS INC  -CL A (CWST)  33.0
--------------------------------------------

                                                             Year 2000
-------------------------------------------  --------------------------------------------  -----------------------------------------
            EBITDA Margins (%)                            EBIT Margins (%)                             EBITDA Growth (%)

-------------------------------------------  --------------------------------------------  -----------------------------------------
ALLIED WASTE INDS INC (AW)             35.2  WASTE CONNECTIONS INC (WCNX)          25.3    CASELLA WASTE SYS INC  -CL A (CWST)  88.9
                                             ------------------------------------------
WASTE CONNECTIONS INC (WCNX)           34.3  KAISER VENTURES - WVMRF               23.5    WASTE CONNECTIONS INC (WCNX)         88.3
                                             ------------------------------------------
-------------------------------------------
KAISER VENTURES - WVMRF                31.3  ALLIED WASTE INDS INC (AW)            23.4    ALLIED WASTE INDS INC (AW)           73.2
-------------------------------------------
REPUBLIC SERVICES INC (RSG)            30.3  REPUBLIC SERVICES INC (RSG)           21.0    WASTE INDUSTRIES INC (WWIN)          28.5
                                                                                           -----------------------------------------
WASTE MANAGEMENT INC (WMI)             25.7  WASTE MANAGEMENT INC (WMI)            14.3    KAISER VENTURES - WVMRF              26.2
                                                                                           -----------------------------------------
WASTE INDUSTRIES INC (WWIN)            22.7  CASELLA WASTE SYS INC  -CL A (CWST)   13.1    REPUBLIC SERVICES INC (RSG)          13.8
CASELLA WASTE SYS INC  -CL A (CWST)    20.6  WASTE INDUSTRIES INC (WWIN)           12.3    WASTE MANAGEMENT INC (WMI)            9.5

--------------------------------------------------------------------------------------------------------------------------------
Date
Announced      Target Name                       Target Business                            Acquirer Name
-----------------------------------------------------------------------------------------------------------------------------
   11/01/2000  Wheelabrator Envi-Plants (8)      Provide waste management services          DukeSolutions Inc.
   10/30/2000  Ogden Environmental & Energy      Hazardous waste disposal services          AMEC Inc. (AMEC PLC)
   09/07/2000  Specialty Environmental Services  Provide oil recycling services             Probex Corp.
   05/22/2000  Diversified Scientific Services   Chemical disposal services                 Perma-Fix Environmental Services
   05/10/2000  GZA GeoEnvironmental Tech.        Provide remediation systems services       Investor Group
   05/01/2000  Waste Management Inc.-Bio Gro     Provide waste disposal services            Synagro Technologies Inc.
   10/12/1999  Kohlman Engineering Corp.         Provide refuse system services             Hi Rise Recycling Systems Inc.
   10/05/1999  Waste Research & Recovery Inc.    Own, operate waste processing plants       US Liquids Inc.
   06/30/1999  Frank W Hake Associates LLC       Provide waste removal services             GTS Duratek Corp
   06/14/1999  Superior Services Inc             Provide waste removal services             Vivendi SA
   05/13/1999  KTI, Inc.                         Provide solid waste handling.              Casella Waste Systems, Inc.
   03/11/1999  Community Refuse Service Inc.     Own, operate refuse systems                Waste Systems International
   03/05/1999  Browning-Ferris Industries Inc.   Provide waste management services          Allied Waste Industries Inc.
   08/10/1998  American Disposal Services Inc.   Provide waste disposal services            Allied Waste Industries Inc.
   05/06/1998  FCR Inc.                          Provide waste disposal services            KTI Inc.
   03/11/1998  Waste Management Inc.             Provide chemical waste management services USA Waste Services Inc.
   02/09/1998  American Waste Services           Provide waste management services          USA Waste Services Inc.
   09/18/1997  RJ Longo Construction Co. Inc.    Provide waste transporation services       Compost America Holding Co. Inc.
   08/20/1997  Soil Remediation Philadelphia     Provide toxic substances removal services  Eastern Environmental Services
   08/15/1997  Pappy Inc.                        Provide waste disposal services            Eastern Environmental Services
   08/04/1997  American Enviro-Services Inc.     Own, operate refuse collection center      US Energy Systems Inc.
   04/14/1997  United Waste Systems Inc.         Provide waste management services          USA Waste Services Inc.
   03/06/1997  Allwaste Inc.                     Provide asbestos treatment services        Philip Environmental Inc.
   02/26/1997  AAA Disposal Services Inc.        Provide solid waste services               Republic Industries Inc.
   02/04/1997  Taormina Industries Inc.          Provide waste management services          Republic Industries Inc.
   01/07/1997  Donno, Resl Svcs, Suffolk, 1 Oth  Provide waste collection services          Eastern Waste of Long Island
   12/96-06/30 Various targets                   Various waste services companies           Waste Management, Inc.

------------------------------------------------------------------------------------------------------------------------------------
                                                                Transaction  Transaction  Transaction      Equity
Date                                              Transaction     Value /      Value /      Value /        Value /     EBITDA

EBIT
Announced      Target Name                       Value        Revenues     EBITDA        EBIT        Net Income    Margin     Margin
------------------------------------------------------------------------------------------------------------------------------------
   11/01/2000  Wheelabrator Envi-Plants (8)      $    81          NA           NA           NA             NA         NA         NA
   10/30/2000  Ogden Environmental & Energy           18         0.2           NA           NA             NA         NA         NA
   09/07/2000  Specialty Environmental Services        6          NA           NA           NA             NA         NA         NA
   05/22/2000  Diversified Scientific Services         9         0.8           NA           NA             NP         NA         NA
   05/10/2000  GZA GeoEnvironmental Tech.             22         0.6          8.7         20.3           27.1        7.3%       3.1%
   05/01/2000  Waste Management Inc.-Bio Gro         201         1.7           NA           NA             NP         NA         NA
   10/12/1999  Kohlman Engineering Corp.               1         0.4           NA           NA             NA         NA         NA
   10/05/1999  Waste Research & Recovery Inc.          3         0.7           NA           NA             NA         NA         NA
   06/30/1999  Frank W Hake Associates LLC            13         0.9         57.4           NM             NM        1.5%        NM
   06/14/1999  Superior Services Inc               1,004         3.0          9.7         81.3           41.4        0.3        0.0
   05/13/1999  KTI, Inc.                             133         0.6          4.3         18.5             NA       15.1%       3.5%
   03/11/1999  Community Refuse Service Inc.          28         3.7           NA           NA             NA         NA         NA
   03/05/1999  Browning-Ferris Industries Inc.     9,054         2.0          7.8         14.6           26.2       26.0%      13.9%
   08/10/1998  American Disposal Services Inc.     1,067         6.2         19.0         37.1           65.4       32.5%      16.6%
   05/06/1998  FCR Inc.                               94          NA         15.2         23.4             NA         NA         NA
   03/11/1998  Waste Management Inc.              13,314         1.4          8.6         19.4           44.1       16.9%       7.4%
   02/09/1998  American Waste Services               122         1.5         12.5         60.8           64.3       12.0%       2.5%
   09/18/1997  RJ Longo Construction Co. Inc.         33         1.9         12.5         17.3           55.0       15.1%      10.9%
   08/20/1997  Soil Remediation Philadelphia           5          NA         34.2           NA             NA         NA         NA
   08/15/1997  Pappy Inc.                             10         3.6           NA          7.5            7.3         NA         NA
   08/04/1997  American Enviro-Services Inc.           3         2.8          7.8          8.5            8.3       35.3%      32.4%
   04/14/1997  United Waste Systems Inc.           1,682         4.7         13.8         20.6           44.2       33.6%      22.6%
   03/06/1997  Allwaste Inc.                         507         1.3         10.1         26.3           75.6       13.1%       5.0%
   02/26/1997  AAA Disposal Services Inc.            106         3.3         20.3         29.4           32.2       16.2%      11.1%
   02/04/1997  Taormina Industries Inc.              308         3.4         25.6         76.3           80.9       13.4%       4.5%
   01/07/1997  Donno, Resl Svcs, Suffolk, 1 Oth       14         1.2           NA           NA             NM         NA         NA
   12/96-06/30 Various targets                       950         2.6         12.1         38.8           58.6       21.2%       6.6%

                                                 -----------------------------------------------------------------------------------
                                                   High          6.2         57.4         81.3           80.9        35%         32%
                                                   Low           0.2          4.3          7.5            7.3         2%          2%

                                                   Mean          2.1         16.4         31.3           45.0         19%        10%
                                                  Median         1.7         12.5         22.0           44.1         16%         7%
                                                 -----------------------------------------------------------------------------------

West Valley MRF
Representative Levels of Revenue, Operating Income, Etc.
(Amounts in $000s)

                                                                                    ------------------------------------
                                                                                              Actual        Projected
                                                                                    ------------------------------------
                                                                                          1999       2000        2001
                                                                                    ------------------------------------

       Total Revenue                                                                     17,577     17,004       17,961

       -----------------------------------------------------------------------------------------------------------------------------
       Representative Revenue                                                                                                17,500
       -----------------------------------------------------------------------------------------------------------------------------

       Less:   Cost of Goods Sold                                                       (14,099)   (12,668)     (13,544)
       Less:   Operating Expenses                                                          (588)      (528)        (656)
                                                                                           ----       ----         ----

       Operating Income (EBIT)                                                            2,890      3,808        3,760

       -----------------------------------------------------------------------------------------------------------------------------
       Representative Operating Income (EBIT)                                                                                 3,800
       -----------------------------------------------------------------------------------------------------------------------------

       Operating Income (EBIT) (from above)                                               2,890      3,808        3,760
       Plus:   Depreciation & Amortization                                                1,118      1,276        1,621
                                                                                         ------     ------        -----

       Operating Cash Flow (EBITDA)                                                       4,008      5,084        5,381

       -----------------------------------------------------------------------------------------------------------------------------
       Representative Operating Cash Flow (EBITDA)                                                                            5,300
       -----------------------------------------------------------------------------------------------------------------------------

       Operating Income (EBIT) (representative level)                                                             3,800
       Plus:   Interest Income                                                                                      101
                                                                                                                    ---
       Pretax Income                                                                                              3,901
       Less:   Taxes         40.0%                                                                               (1,560)
                                                                                                                 ------
       Net Income before Interest                                                                                 2,340
       Less:   Non-deductible Interest Expense (1)                                                                 (900)
                                                                                                                    ---

       Net Income                                                                                                 1,440

       -----------------------------------------------------------------------------------------------------------------------------
       Representative Net Income                                                                                              1,400
       -----------------------------------------------------------------------------------------------------------------------------


       Note:
       ----
           (1) Interest expense on tax-exempt bonds with the California Pollution Control Financing Authority is not deductible for tax purposes.

West Valley MRF
Capitalization of Representative Levels
                                                   ------------------------------------------
(Amounts in $000s)                                    Revenue   EBITDA     EBIT   Net Income
                                                   ------------------------------------------
West Valley MRF Financial Performance                 17,500     5,300     3,800     1,400
Selected Comparable Company Multiples                    2.0x      6.0x      9.5x     13.0x
                                                     -------   -------   -------   -------
Indicated Invested Capital Values                     35,000    31,800    36,100
Less: Debt                                           (18,200)  (18,200)  (18,200)
Plus: Cash                                             1,500     1,500     1,500
                                                     -------   -------   -------
Equity Value, Controlling Interest Basis              18,300    15,100    19,400    18,200
                                                     =======   =======   =======   =======

                             Kaiser Ventures Inc.
                             --------------------

                    Financial Projections: West Valley MRF
                    --------------------------------------

                                                         Assump        2001          2002        2003        2004         2005
                                                         ------        ----          ----        ----        -----        ----
ASSET SALE

        Net Market Value of Entity                                  18,000,000           -            -           -           -
                                                                   ===========

      Kaiser Share                                        50.0%      9,000,000           -            -           -           -
        Less:  Transaction Costs                                             -
        Less::  Minority Interest Discount                20.0%     (1,800,000)
        Less:  Marketability Discount                     30.0%     (2,160,000)
                                                                   -----------

        KVI Asset Valuation at Contribution to LLC                   5,040,000
                                                                   ===========

        Tax Basis in WVMRF JV Interest                               1,422,354
                                                                   ===========

        D&P Projected 2004 EBITDA                                    6,240,173
        Average D&P Exit Multiple                                          5.5
        ------------------------------------------                 -----------
        Total Enterprise Value                                      34,320,954

        LTD Balance - Current                                       18,200,000
        LTD Paydown in interim period                               (5,751,486)
        ------------------------------------------                 -----------
        LTD Balance - 2004                                          12,448,514

        2004 Equity Value                                           21,872,441

        KVI Interest                                      50.0%     10,936,220
        ------------------------------------------                 -----------
        Discount on Sale to Burrtec                       20.0%     (2,187,244)
        ------------------------------------------                 -----------
        KVI Sale Price - 2004                                        8,748,976
        ==========================================                 ===========

    Sale of KVI Interest to Burrtec                       2004
      Sale Price (rounded)                           8,700,000               -           -            -   8,700,000           -
      Closing Expenses                                    1.00%              -           -            -     (87,000)          -
                                                                   -------------------------------------------------------------

        Net KVI Sale Price                                                   -           -            -   8,613,000           -
                                                                   =============================================================

      KVI Tax Basis in WVMRF                         1,422,354               -           -            -  (1,819,171)          -
                                                                   =============================================================

INTERIM OPERATIONS

      Operating Profit/(Loss) (see D&P Model)                        3,759,957   4,255,379    4,518,773   4,795,967           -
      Interest Expense                                              (1,120,563) (1,052,155)    (972,496)   (881,588)          -

        Net Operating Profit/(Loss)                                  2,639,394   3,203,225    3,546,277   3,914,379           -
                                                                   =============================================================

      D&P Pro Forma Debt Free Net Cash Flow                            397,137   3,379,858    4,198,744   4,383,451
      Less:  Interest Expense                                       (1,120,563) (1,052,155)    (972,496)   (881,588)
      Plus:  Pro Forma Income Taxes                                  1,503,983   1,702,152    1,807,509   1,918,387
      Less:  Principal Repayments                                   (1,137,872) (1,337,872)  (1,537,872) (1,737,872)
      Plus Adjustment for Funded CapEx                               2,300,000           -            -           -
      Plus:  Cash Available from Prior Year                          1,000,000           -            -           -
      --------------------------------------------                 -------------------------------------------------------------
      Cash Dividends                                                 2,942,685   2,691,983    3,495,885   3,682,378           -
      ============================================                 =============================================================

      KVI Share of Results:
        Net Operating Profit/(Loss)                       50.0%      1,319,697   1,601,612    1,773,139   1,957,189           -
        Cash Dividends                                    50.0%      1,471,342   1,345,992    1,747,943   1,841,189           -

                                  Appendix A:
                              Asset Descriptions

The following presents a summary description of each of KVI's significant assets.

West Valley Material Recovery Facility

In 1997, Kaiser Ventures, Inc. ("KVI" or the "Company") and Burrtec Waste Industries, Inc. ("Burrtec"), a local municipal and commercial solid waste hauler, formed West Valley MRF, LLC ("WVMRF"). Effective June 19, 1997, a wholly-owned subsidiary of the Company, Kaiser Recyling Corporation ("KRC") and West Valley Recycling & Transfer, Inc. ("WVRT"), Burrtec's wholly owned subsidiary, entered into a Members Operating Agreement ("MOA"). Pursuant to the terms of the MOA, KRC contributed 23 acres of the former Kaiser Steel mill site on which Phase 1 of the WVMRF was constructed and WVRT contributed all of the goodwill of Burrtec's recycling business that was operated out of Riverside County entitling WVMRF to all revenues generated from such business after the closing date. Under the terms of the MOA, KRC and the Company remain responsible for any pre-existing environmental conditions and WVRT is responsible for environmental issues that may arise related to the future deposit or release, if any, of hazardous substances.

Phase 1 of the WVMRF, which includes a 62,000 square foot building, sorting equipment, and related facilities for waste transfer and recycling services, was constructed and initially equipped, at an approximate cost of $10.3 million, in the latter half of 1997. Waste is primarily received from jurisdictions for which Burrtec has hauling contracts, from the City of Ontario, and from a large public waste hauler.

In 1999, the WVMRF began reaching its Phase 1 capacity of 2,000 tons per day on a consistent basis. As a result, the WVMRF made the decision to begin Phase 2 in order to expand the WVMRF's permitted capacity to approximately 3,500 tons per day. The estimated cost of Phase 2 expansion is approximately $10 million. Phase 2 was completed and fully operational as of May 2001. The Phase 2 expansion increases the size of the processing facility by an additional 80,000 square feet and provides for additional materials recovery sorting capacity.

KVI and Burrtec, through their respective subsidiaries, each own a 50% member interest in WVMRF.

MRC and Landfill Project

Mine Reclamation Corporation ("Mine Reclamation") was formed in 1982 by waste industry professionals to address the anticipated solid waste disposal problem in Southern California.

In order to utilize Kaiser's Eagle Mountain site (the idle iron ore mine of Kaiser Steel Company located in Riverside County), the Company, through its subsidiary Kaiser Eagle Mountain, Inc., entered into a lease (the "MRC Lease") with Mine Reclamation in 1988 for the development of a landfill project (the "Landfill Project"). In 1990, a subsidiary of Browning Ferris Industries ("BFI") purchased a 50% interest in Mine Reclamation. BFI provided a majority of Mine

Reclamation's funding subsequent to its initial investment, which resulted in BFI becoming the majority owner of Mine Reclamation.

As of August 1, 1994, the ownership of Mine Reclamation was restructured in connection with BFI's decision to withdraw from Mine Reclamation. As part of the restructuring, BFI returned to Mine Reclamation all of its common and preferred stock in Mine Reclamation and paid off all of Mine Reclamation's outstanding bank indebtedness, leaving Mine Reclamation substantially debt free. In addition, BFI provided Mine Reclamation with approximately $5 million in cash to be used to fund ongoing development activities.

Mine Reclamation was further restructured effective January 1, 1995, when KVI, through Eagle Mountain Reclamation ("EMR"), a wholly-owned subsidiary separate from the subsidiary that owns the land at Eagle Mountain, acquired common stock in Mine Reclamation representing a 70% ownership interest. As a result of subsequent investments in Mine Reclamation, the Company, through EMR, increased its ownership interest in Mine Reclamation to approximately 75%. In December 2000, EMR was merged with and into KVI.

In the second quarter of 2000, the Company acquired all of Mine Reclamation's outstanding preferred stock for approximately $97,000. Additionally, the Company contributed all of its economic benefits in the MRC Lease to Mine Reclamation. As a result of these transactions, the Company's ownership interest increased to 80% of the common stock of Mine Reclamation and 100% of its Class A preferred stock. During June 2000, Mine Reclamation formed MRC, LLC ("MRC"), and then contributed all of its assets to the new subsidiary and MRC assumed all of Mine Reclamation's obligations.

In December 2000, Mine Reclamation initiated an offer to exchange Class B Units in MRC for common stock of Mine Reclamation. A number of stockholders accepted the exchange offer. After approval by Mine Reclamation's Board of Directors, in January 2001, shares representing more than 98% of the issued and outstanding shares of Mine Reclamation were cast in favor of dissolving Mine Reclamation Corporation and distributing its assets, Class B and Class A Units, to the stockholders of Mine Reclamation. Accordingly, Mine Reclamation is dissolved and MRC, the limited liability company, is the owner of all assets and is responsible for all obligations of the former Mine Reclamation. The Company now directly owns 80% of all the Class B Units of Mine Reclamation and 100% of the Class A Units of MRC.

On August 9, 2000, MRC entered into an agreement with County Sanitation District No. 2 of Los Angeles County (the "District") to sell the Landfill Project (including the royalty payments under the Company's lease with MRC) for approximately $41 million (the "Landfill Transaction"). The sale of the Landfill Project is subject to the results of the District's due diligence and satisfaction of numerous contingencies. The contingencies include, but are not limited to, obtaining the transfer of the Landfill Project's permits to the District and obtaining all necessary consents to the transaction. The Company agreed to vote its interest in MRC in favor of the sale of the Landfill Project to the District on its current terms.

Under the terms of the Landfill Project Sale Agreement, $39 million of the total purchase price will be deposited into an escrow account and will be released when litigation contingencies are fully resolved. The litigation contingencies are the federal litigation challenging the completed federal land exchange. Interest will accrue on this portion of the purchase price commencing with the closing and will be paid out to MRC on a quarterly basis beginning with a successful outcome of the federal litigation at the Federal District Court level. The remaining $2 million of the purchase price will also be placed into an escrow account upon closing and will be released upon the later of (1) the release of the $39 million as described above or (2) the permitting approvals of the District's Puente Hills landfill for its remaining 10 years of capacity. Receipt of the purchase price, in whole or in part, if at all, could be delayed for a substantial period of time pending satisfactory resolution of these contingencies.

Eagle Mountain Townsite & Prison

The Kaiser Eagle Mountain idle iron ore mine and the adjoining Eagle Mountain Townsite are located in Riverside County, approximately ten miles northwest of Desert Center, California. Desert Center is located on Interstate 10 between Indio and Blythe. The heavy duty maintenance shops and electrical power distribution system have been kept substantially intact since the 1982 shutdown. The Company also owns several buildings, a water distribution system, a sewage treatment facility, and related infrastructure. The District, upon its purchase of the Landfill Project, will own a substantial portion of this infrastructure. Accordingly, the District and the Company are negotiating a number of agreements addressing access and joint use of infrastructure facilities. The Eagle Mountain Townsite includes more than 300 single family homes, approximately 100 of which have been renovated and are currently in use. Most of the houses in use are leased to Management and Training Corporation ("MTC") for use in conjunction with a permitted 500-bed community-custody facility operated under a contract with the California Department of Corrections. Utilization of the remaining houses and related facilities will require additional renovation activities plus approval by Riverside County of a Townsite Specific Plan.

The Eagle Mountain Townsite, which is owned debt free by the Company and now covers approximately 1,100 acres, consists of more than 300 houses (of which approximately 100 have been renovated for current occupancy), a water supply and sewage treatment system, an office building, machine shops, school facilities and other structures. A land exchange with the BLM that was completed in October 1999, expanded the Eagle Mountain townsite from approximately 460 acres to approximately 1,100 acres.

The Company's wholly-owned subsidiary, Kaiser Eagle Mountain, Inc., owns and operates the Eagle Mountain Townsite. The Company currently leases a portion of the Eagle Mountain Townsite to a private company, which operates a minimum security prison for the State of California. The lease for the private prison currently goes through June 30, 2001. In order to redevelop the Eagle Mountain Townsite, the Company filed a Specific Plan with the County of Riverside. The Townsite Specific Plan was included in the processing of the Landfill Project's land use and environmental documentation and approvals.

When the Eagle Mountain iron ore mine was operational, the Eagle Mountain townsite provided housing for mine employees and their families. Except for many buildings and related piping having asbestos containing materials, there is no known material environmental remediation required at Eagle Mountain. However, in connection with the pending sale of the Landfill Project to the District, the Company has undertaken a number of minor environmental investigation and remediation activities.

In and around the Eagle Mountain area the Company has various possessory mining claims of approximately 3,509 acres and holds approximately 5,635 acres in fee simple (which includes the Eagle Mountain Townsite). Approximately 4,654 acres of this property will be sold to the District as a part of the District's purchase of the Landfill Project, assuming such sale is completed.

The Company also owns six deep water wells, of which two are currently being used, and two booster pump stations that serve the Eagle Mountain mine and townsite.

Rail Line

To transport ore from the Eagle Mountain mine to its former mill site in Ontario, Kaiser Steel Company constructed a 52-mile heavy duty rail line connecting the mine to the main Southern Pacific rail line at Ferrum, California. The Company owns in fee approximately 10% of the 52-mile railroad right-of-way. The major remaining portion of the railroad right-of-way consists of various private leases and an operating right-of-way from the BLM. The railroad is included in the lease to MRC and, to the extent reasonably possible, will be transferred to the District upon the consummation of the sale of the Landfill Project.

Eagle Mountain Aggregates

KVI controls, through fee ownership and mining claims, approximately 4,500 acres of land at Eagle Mountain that is not subject to sale to the District. This property had been mined for 40 years and the iron ore content is now substantially depleted. However, there are substantial stockpiles of rock and aggregate that have been removed over the years as a byproduct of the iron ore mining operations. Management estimates that the mined and available rock and aggregate constitutes more than 500 million tons. However, there is very little, if any value to this stockpile because of its remote location and high transportation costs relative to market value.

Lake Tamarisk, California

Lake Tamarisk is an unincorporated community located two miles northwest of Desert Center, California and approximately 8 miles from the Eagle Mountain mine. This community has 150 improved lots situated around two recreational lakes and a nine-hole golf course. With 70 homes and a 150-space mobile home park, the community has an average year-round population in excess of 150. Lake Tamarisk Development Corporation ("LTDC"), a wholly owned subsidiary of the Company, owns 77 improved lots including one residential structure. LTDC also owns a 240 acre parcel of unimproved land across the highway from the main entrance to Lake Tamarisk. The property owned by LTDC was under contract and scheduled to be sold in the first quarter of 2001 for $1.75 million in cash, but the buyer timely terminated the purchase under the terms of the purchase and sale agreement. This property is again being marketed by the Company.

Tar Pits Parcel

Located on approximately 5 acres of the former Kaiser Steel mill site, the Tar Pits parcel was included in the environmental obligations assumed by CCG Ontario ("CCG"), a subsidiary of Catellus Development Corporation, as part of CCG's acquisition of approximately 588 acres of the former Kaiser Steel mill site property. Although CCG did not acquire the Tar Pits parcel, it has agreed, as part of its land acquisition, to pay for the solidification and capping of the Tar Pits. The Company is also obligated to contribute the Tar Pits parcel to WVMRF at WVMRF's option for $1, upon the environmental remediation of the Tar Pits parcel in a manner suitable for use by WVMRF.